Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

April 26, 2007

among

INTER-TEL (DELAWARE), INCORPORATED,

MITEL NETWORKS CORPORATION

and

ARSENAL ACQUISITION CORPORATION

i

(continued)

(continued)

(continued)

		Page
Section 11.11	Specific Performance	55

Section 11.12	WAIVER OF JURY TRIAL	56

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of April 26, 2007 among INTER-TEL (DELAWARE), INCORPORATED, a Delaware corporation (the “Company”), MITEL NETWORKS CORPORATION, a corporation duly organized under the laws of Canada (“Parent”), and Arsenal Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).

WHEREAS, the Special Committee and the Board of Directors of the Company have approved this Agreement and deem it advisable and in the best interests of the Company’s stockholders to enter into this Agreement and consummate the merger of Merger Sub with and into the Company (the “Merger”) on the terms and conditions set forth herein; and

WHEREAS, the Board of Directors of Parent has approved this Agreement and deemed it advisable and in the best interests of Parent and its shareholders to enter into this Agreement and to consummate the Merger on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. (a) As used herein, the following terms have the following meanings:

“Acquisition Proposal” means, other than with respect to the Merger, any offer, proposal or inquiry, whether in writing or otherwise, relating to, or any indication of interest from or involving any Third Party regarding, (A) any acquisition, purchase or other transaction, direct or indirect, involving 35% or more of the consolidated assets of the Company and its Subsidiaries or over 35% of any class of equity or voting securities of the Company or any Company Material Subsidiary (or Company Securities convertible into or exercisable or exchangeable for any such equity or voting securities), (B) any tender offer (including a self-tender offer), exchange offer or other similar transaction that, if consummated, would result in any Third Party beneficially owning 35% or more of any class of equity or voting securities of the Company or any Company Material Subsidiary (or Company Securities convertible into or exercisable or exchangeable for any such equity or voting securities), (C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Company Material Subsidiary, or (D) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or delay in any material respects the Merger.

“ADA” means the Americans with Disabilities Act.

“ADEA” means the Age Discrimination in Employment Act.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided, however, that solely for the purposes of this Agreement, Steven G. Mihaylo and any Person who is an Affiliate of Steven G. Mihaylo (excluding any director, officer or employee of the Company or its Subsidiaries) shall not be considered an Affiliate of the Company or its Subsidiaries.

“Alternative Transaction” means, for purposes of the definition of Parent Payment Event, a transaction involving any Third Party regarding, (i) any acquisition, purchase or other transaction, direct or indirect, involving 50% or more of the consolidated assets of the Company and its Subsidiaries or over 50% of any class of equity or voting securities of the Company or any Company Material Subsidiary (or Company Securities convertible into or exercisable or exchangeable for any such equity or voting securities), (ii) any tender offer (including a self-tender offer), exchange offer or other similar transaction that, if consummated, would result in any Third Party beneficially owning 50% or more of any class of equity or voting securities of the Company or any Company Material Subsidiary (or Company Securities convertible into or exercisable or exchangeable for any such equity or voting securities), or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Company Material Subsidiary (or, in the case of any of clauses (i) through (iii), the Company shall have entered into a definitive contract or agreement providing for such action).

“Applicable Law” means, with respect to any Person, any federal, state, provincial or local law (statutory, common or otherwise, whether domestic or foreign), constitution, treaty, convention, ordinance, code, rule, regulation, writ, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person or such Person’s property or assets.

“Business Day” means a day, other than Saturday, Sunday or any other day on which commercial banks in Tempe, Arizona or Ottawa, Ontario, Canada are authorized or required by Applicable Law to close.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of the Company Balance Sheet Date and the footnotes thereto set forth in the Company 10-K.

“Company Balance Sheet Date” means December 31, 2006.

“Company Disclosure Schedule” means the disclosure schedule, dated April 26, 2007, delivered by the Company to Parent in connection with the execution and delivery of this Agreement.

“Company Intellectual Property Rights” means the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights.

“Company IP Agreements” means any and all Contracts concerning Intellectual Property Rights or IT Assets, including all (i) licenses of Intellectual Property Rights by the Company or any of its Subsidiaries to any third party, (ii) licenses of Intellectual Property Rights by any third party to the Company or any of its Subsidiaries, (iii) Contracts between the Company or any of its Subsidiaries and any third party relating to the transfer, development, maintenance or use of Intellectual Property Rights or IT Assets, and (iv) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Intellectual Property Rights or Software.

“Company IT Assets” means any and all IT Assets used or held for use in connection with the operation of the business of the Company and its Subsidiaries as currently conducted, including the Company Software.

“Company Material Adverse Effect” means any fact, circumstance, effect, event or occurrence that, individually or in the aggregate with all other facts, circumstances, effects, events or occurrences, is or is reasonably likely to have a material adverse effect on the condition, business, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or the Company’s ability to consummate the transactions contemplated by this Agreement without unreasonable delay, except that the foregoing shall not include any fact, circumstance, effect, event or occurrence resulting from or arising in connection with (a)(i) changes generally affecting the business of providing IP and converged voice, video and data business communications platforms, multi-media contact center applications, remote-control software to provide real-time communications and instantaneous, browser-to-browser Web conferencing, help desk support solutions and other managed services, including voice and data network design and traffic provisioning, local and long distance calling services, custom application development, maintenance, leasing and related support services, or (ii) changes in general economic or business conditions or in financial markets in the United States or in the other financial markets (taken as a whole) in which the Company and its Subsidiaries operate, except, in each of clauses (a)(i) and (a)(ii) to the extent such changes materially disproportionately affect the Company and its Subsidiaries, (b) acts of war, armed hostilities, sabotage or terrorism which do not directly affect the Company’s operations, (c) changes in Applicable Law governing minimum employee wages, (d) the public announcement, pendency or consummation of this Agreement or the transactions contemplated hereby, including any effect on relationships with Governmental Authorities, customers, suppliers, licensors, distributors, partners or employees, or (e) compliance with the terms and conditions of this Agreement (other than with respect to any express obligation of the Company to obtain any consents or approvals hereunder).

“Company Material Subsidiaries” means each of Inter-Tel Technologies, Inc., Inter-Tel Integrated Systems, Inc., Inter-Tel Netsolutions, Inc., Inter-Tel Business Information Systems, Inc., Inter-Tel Europe Limited, Inter-Tel Leasing, Inc., Inter-Tel Lake Limited (together with its Subsidiaries) and Swan Solutions Limited.

“Company Payment Event” means if (a) (i) Parent and Merger Sub fail to consummate the Merger, (ii) at such time each of the conditions set forth in Sections 9.01 and 9.02 (excluding clauses (c) and (d) of Section 9.02) hereof are satisfied and (iii) the End Date shall have passed, or (b) the Company terminates this Agreement pursuant to Section 10.01(g).

“Company Products” means any and all service offerings and products (including Embedded Software (as defined in Section 4.17(i)) made or currently intended to be made commercially available or otherwise distributed, or under development, by the Company or any of its Subsidiaries.

“Company SEC Reports” means the Company 10-K and all other Company SEC Documents filed by the Company with the SEC after the filing date of the Company 10-K and prior to the date of this Agreement.

“Company Software” means Owned Software and any and all other Software that is used or held for use in connection with the operation of the business of the Company and its Subsidiaries as currently conducted, including all (i) Software used in the Company’s or any of its Subsidiaries’ provision of Company Products to customers and/or end users, including any Embedded Software (as defined in Section 4.17(i)), (ii) Software intended for license to customers and/or end users, and (iii) Software, libraries, modules and other materials used by the Company or any of its Subsidiaries in the development, design, construction and testing of any of the Software described in (i) or (ii) above.

“Company Stock” means the common stock, $0.001 par value per share, of the Company.

“Company Triggering Event” means, if: (i) an Adverse Recommendation Change shall have occurred; (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company an Acquisition Proposal or shall have entered into any legally binding agreement accepting an Acquisition Proposal; or (iii) the Company shall have failed to include in the Company Proxy Statement the recommendation of the Board of Directors of the Company in favor of the adoption of this Agreement.

“Company Websites” means any and all Internet or intranet websites owned and/or operated by the Company or any of its Subsidiaries.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2006.

“Contract” means any written lease, license, contract, subcontract, indenture, note, option or other binding agreement, instrument or obligation, to which the Company or any of its Subsidiaries is a party or express beneficiary or by which any of them or any of their properties or assets may be bound.

“Delaware Law” means the Delaware General Corporation Law, as from time to time in effect.

“Employee Plan” means (i) each “employee benefit plan”, as defined in Section 3(3) of ERISA, (ii) each material employment, severance or similar Contract, and (iii) each other material plan, arrangement or policy (written or oral), including the Company Equity Incentive Plans, providing for compensation, bonuses, profit-sharing, stock option, performance share awards or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits, 401(k) matching contributions, and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), in each case, which is maintained, administered or contributed to by the Company, any Subsidiary of the Company or any ERISA Affiliate of the Company and covers any current or former employee, director or consultant of the Company or any of its Subsidiaries.

“Environmental Laws” means any and all federal, state, local, domestic, international or foreign statutes, laws, regulations, rules, treaties, judicial decisions, judgments, decrees, governmental restrictions and common law principles that have as their principal purpose (i) the protection of the environment or human health or safety; (ii) the regulation of the effect of the environment on human health or safety; (iii) the regulation of pollutants, contaminants, wastes or chemicals, or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials; and/or (iv) the recovery of money for damages to natural resources or the environment.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities required by Environmental Laws and required for the business of the Company or any Subsidiary as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Financing” means the financing contemplated by the Commitment Letters.

“FLSA” shall mean the Fair Labor Standards Act.

“FMLA” shall mean the Family and Medical Leave Act.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state, provincial or local governmental authority, department, court, judicial or arbitral body, agency, administrator or official, including any political subdivision thereof, and any self regulated organization, including the Nasdaq Global Market System, applicable to the Person or context in question.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property Rights” means, in any and all jurisdictions throughout the world, all (i) inventions and discoveries (whether or not patentable or reduced to practice), patents, patent applications, invention disclosures, industrial designs, mask works and statutory invention registrations, (ii) trademarks, service marks, domain names, trade dress, trade names and other identifiers of source or goodwill, including registrations and applications for registration thereof and including the goodwill symbolized thereby or associated therewith, (iii) published and unpublished works of authorship, whether copyrightable or not (including Software), copyrights therein and thereto, registrations, applications, renewals and extensions therefor, and any and all rights associated therewith, (iv) confidential and proprietary information, including trade secrets, know how and invention rights, (v) rights of privacy and publicity, and (vi) any and all other proprietary rights.

“IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation.

“Knowledge of the Company” means the actual knowledge of the Persons listed on Schedule 1.01 of the Company Disclosure Schedule, after reasonable inquiry.

“Labor Laws” shall mean the Immigration Reform and Control Act of 1986, the National Labor Relations Act, the Civil Rights Acts of 1866 and 1964, the Equal Pay Act, ADEA, ADA, FMLA, WARN, the Occupational Safety and Health Act, the Davis-Bacon Act, the Walsh-Healy Act, the Service Contract Act, Executive Order 11246, FLSA and the Rehabilitation Act of 1973, and all regulations under such acts.

“Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a Person (other than the Company or any of its Subsidiaries) and licensed or sublicensed to the Company and/or any of its Subsidiaries.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, hypothecation, option, right of first refusal, easement, right of way, lease, sublease, license, sublicense, restriction on use, title defect, encroachment, encumbrance or other adverse claim or interest of any kind in respect of such property or asset.

“1933 Act” means the United States Securities Act of 1933, as amended.

“1934 Act” means the United States Securities Exchange Act of 1934, as amended.

“NLRB” shall mean the United States National Labor Relations Board.

“Non-U.S. Employee Plan” means an Employee Plan which is not a U.S. Employee Plan.

“Off-the-Shelf Software” means any and all Company Software that is commercially available off-the-shelf Software and (i) is not material to the Company or any of its Subsidiaries, (ii) has not been modified or customized for the Company or any of its Subsidiaries, and (iii) is licensed to the Company or any of its Subsidiaries for a one-time or annual fee of $50,000 or less.

“Open Source Software” means any Software that contains, or is derived in any manner from, in whole or in part, any Software that is distributed as freeware, shareware, open source Software (e.g., Linux) or similar licensing or distribution models that (i) require the licensing or distribution of source code to licensees, (ii) prohibit or limit the receipt of consideration in connection with sublicensing or distributing any Software, (iii) except as specifically permitted by Applicable Law, allow any Person to decompile, disassemble or otherwise reverse-engineer any Software, or (iv) require the licensing of any Software to any other Person for the purpose of making derivative works. For the avoidance of doubt, “Open Source Software” includes, without limitation, Software licensed or distributed under any of the following licenses or distribution models (or licenses or distribution models similar thereto): (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; (viii) Red Hat Linux; (ix) the Apache License; and (x) any other license or distribution model described by the Open Source Initiative as set forth on www.opensource.org.

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned by the Company or any of its Subsidiaries.

“Owned Software” means any and all Software as to which Intellectual Property Rights embodied therein are owned by the Company or any of its Subsidiaries.

“Parent Expenses” means all reasonable and documented out-of-pocket expenses (including all reasonable fees and expenses of outside counsel, investment bankers, banks, other financial institutions, accountants, financial printers, proxy solicitors, paying agents, experts and consultants to a party hereto) actually incurred by Parent or Merger Sub (or on behalf of Parent or Merger Sub) on or prior to the termination of this Agreement in connection with or related to the investigation, due diligence examination, negotiation, execution and performance of this Agreement and the transactions contemplated hereby and including any costs of enforcing the Company’s obligations to pay the Parent Termination Fee or Parent expenses as contemplated by Section 11.04(b).

“Parent Material Adverse Effect” means any fact, circumstance, effect, event or occurrence that, individually or in the aggregate with other facts, circumstances, effects, events or occurrences, is or is reasonably likely to have a material adverse effect on Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement without unreasonable delay.

“Parent Payment Event” means the termination of this Agreement pursuant to Section 10.01(c), 10.01(b)(i), 10.01(b)(iii) or 10.01(e), provided that in the case of a termination pursuant to Section 10.01(b)(i) or 10.01(b)(iii), no Parent Payment Event shall be deemed to have occurred unless (x) prior to such termination an Acquisition Proposal shall have been publicly announced and not withdrawn and (y) within 12 months following the date of such termination, the Company enters into a definitive agreement with respect to, or consummates, an Alternative Transaction.

“Parent Reimbursement Event” means the termination of this Agreement pursuant to Section 10.1(b)(iii) in circumstances in which such termination does not otherwise constitute a Parent Payment Event and provided that the representations and warranties of Parent and Merger Sub contained in Section 5.07 are true and correct in all material respects and that Parent and Merger Sub have complied with their respective covenants contained in Section 8.01(c) in all material respects.

“Permitted Liens” means (i) Liens for current taxes and assessments not yet past due, (ii) inchoate mechanics’ and materialmen’s Liens for construction in progress, (iii) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the

Company or such Subsidiary consistent with past practice, and (iv) all security interests or other matters of record, Liens and other imperfections of title and encumbrances that would not have a Company Material Adverse Effect.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Readily Available Cash” means the sum of (i) cash and cash equivalents that can be converted into cash within one Business Day, and in each case, is available for use by the Company without the payment of fees, penalties, taxes or other charges and without requiring the consent of, or other action by, any Person which have not been obtained and without resulting in a breach of, or constituting a default under, (either immediately or after giving effect to any applicable grace or cure period) any Contract and (ii) the aggregate amount of fees and expenses incurred by the Company in connection with this Agreement that have been paid after the date hereof and prior to the Closing.

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and any rules or regulations promulgated thereunder.

“SEC” means the Securities and Exchange Commission.

“Significant Subsidiary” means any Subsidiary that constitutes a “significant subsidiary” of such Person within the meaning of Rule 1-02(w) of Regulation S-X of the 1934 Act.

“Software” means all (i) computer programs, applications, systems and code, including software implementations of algorithms, models and methodologies, and source code and object code, (ii) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise, (iii) development and design tools, library functions and compilers, (iv) technology supporting websites, and the contents and audiovisual displays of websites, and (v) documentation, other works of authorship and media, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

“Special Committee” means the Special Committee of the Board of Directors of the Company formed on May 5, 2006.

“Subsidiary” means, with respect to any Person, any entity with respect to which such Person directly or indirectly beneficially owns securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions.

“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal (provided that the 35% percentage thresholds in clauses (A) and (B) of the definition of Acquisition Proposal shall be deemed for this purpose to be 50%) on terms (including conditions to consummation of the contemplated transaction) that the Board of Directors of the Company (or any authorized committee thereof) determines in good faith by a majority vote (excluding any members of the Board of Directors of the Company (or such committee) that are not independent of the Third Party making such Acquisition Proposal), after considering the advice of the Company’s outside legal counsel and financial advisor (which has an internationally recognized reputation), are more favorable to the Company’s stockholders than the Merger (after taking into account all changes to the terms and conditions thereof that may be proposed by Parent pursuant to Section 6.03(c)); provided, however, that any such Acquisition Proposal shall not be deemed to be a “Superior Proposal” if financing is required to consummate the transaction contemplated by such Acquisition Proposal and customary commitment letters (which, for the avoidance of doubt, would include commitment letters substantially equivalent to, and subject to substantially the same conditions as, the Commitment Letters) from reputable financing sources have been delivered to the Board of Directors of the Company (or such committee thereof).

“Third Party” means any Person, including any group of Persons deemed to constitute a single Person for the purposes of Section 13(d) of the 1934 Act, other than the Parent or any of its Affiliates.

“U.S. Employee Plan” means an Employee Plan that is subject to the laws of the United States or that covers employees, directors or consultants working in the United States.

“WARN” shall mean the United States Worker Adjustment and Retraining Notification Act.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	6.03	(a)
Agreement	Preamble
Certificates	2.03
Closing	2.01	(b)
Commitment Letters	5.07
Company	Preamble
Company Board Recommendation	4.02	(b)
Company Disclosure Documents	4.09
Company Employee	7.02
Company Equity Incentive Plan	2.05
Company Material Contract	4.20
Company Permits	4.24
Company Proxy Statement	4.09
Company SEC Documents	4.07
Company Securities	4.05	(b)
Company Stockholder Approval	4.02
Company Stockholder Meeting	6.02
Company Stock Award	2.05
Company Subsidiary Securities	4.06

Term	Section
Company Termination Fee	11.04	(c)
Confidentiality Agreement	6.04
Debt Commitment Letter	5.07
Debt Disclosed Conditions	5.07
Effective Time	2.01	(b)
Embedded Software	4.17	(i)
Employee Stock Purchase Plan	2.05
End Date	10.01	(b)
Equity Commitment Letter	5.07
Equity Disclosed Conditions	5.07
Material Insurance Policy	4.21
Merger	Recitals
Merger Consideration	2.02
Merger Sub	Preamble
Multiemployer Plan	4.16
Notice of Superior Proposal	6.03	(c)
Parent	Preamble
Parent Termination Fee	11.04
Paying Agent	2.03
Real Estate	4.23
R&D Sponsor	4.17	(o)
Surviving Corporation	2.01	(a)
Tax	4.15
Taxing Authority	4.15
Tax Return	4.15
Terminating Company Breach	10.01	(d)
Terminating Parent Breach	10.01	(f)
Uncertificated Shares	2.03	(a)

Section 1.02 Other Definitional and Interpretive Provisions. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified in accordance with the terms hereof and thereof; provided that with respect to any agreement, instrument or other document listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule; (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns; (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement; and (e) “writing”, “written” and comparable terms shall be construed to refer to writing, printing, typing and other means (including electronic and computer means) of reproducing information in a visible form.

ARTICLE II

THE MERGER

Section 2.01 The Merger.

(a) At the Effective Time, Merger Sub shall be merged with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b) Subject to the provisions of Article X, the closing of the Merger (the “Closing”) shall take place at the offices of Shearman & Sterling LLP, Commerce Court West, Suite 4405, Toronto, Ontario, Canada, as soon as practicable, but in no event later than the second Business Day after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, or at such other place or time as Parent and the Company may mutually agree. In connection with the Closing, the Company and Merger Sub shall file a certificate of merger with the Delaware Secretary of State. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as is set forth in the certificate of merger).

(c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and immunities and be subject to all of the duties and liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under Delaware Law.

Section 2.02 Conversion of Shares. At the Effective Time,

(a) except as otherwise provided in Section 2.04, each share of Company Stock outstanding immediately prior to the Effective Time (other than any shares of Company Stock canceled pursuant to Section 2.02(b) and any shares of Company Stock with respect to which appraisal rights are properly asserted in accordance with Delaware Law) shall be canceled and converted into the right to receive $25.60 in cash, without interest (the “Merger Consideration”), upon surrender thereof in the manner provided in Section 2.03;

(b) each share of Company Stock owned by the Company, Parent, Merger Sub or any of their respective Subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

(c) each share of common stock, par value $0.01 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and from and after the Effective Time shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.03 Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint an agent (the “Paying Agent”) for the purpose of exchanging the (i) certificates representing shares of Company Stock (the “Certificates”) or (ii) uncertificated shares of Company Stock (the “Uncertificated Shares”), in each case, for the aggregate Merger Consideration payable to each holder of shares of Company Stock. As promptly as practicable after the Effective Time (but in any event within one Business Day after the Closing Date), Parent shall deliver to the Paying Agent the cash necessary to pay the full amount of the Merger Consideration in respect of the Certificates and the Uncertificated Shares as such Certificates and the Uncertificated Shares are surrendered for payment pursuant to this Section 2.03. Promptly after the date of the Closing, Parent shall cause the Paying Agent to send to each Person who held of record shares of Company Stock immediately prior to the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Paying Agent) for use in such exchange.

(b) Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender of a Certificate to the Paying Agent, together with a properly completed and validly executed letter of transmittal and such other documents as may be required by the Paying Agent, or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the shares of Company Stock represented by such Certificate or book entry and, upon payment therefor, such shares of Company Stock will be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate or Uncertificated Share for the benefit of the holder of such Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration and shall cease to have any rights with respect to such shares of Company Stock, except as otherwise provided herein or by Applicable Law.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Paying Agent that such tax has been paid or is not payable.

(d) From and after the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II.

(e) Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Stock nine months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent, as general creditors thereof, for payment of the Merger Consideration, and any dividends and distributions with respect thereto, in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts paid over to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.04 Appraisal Rights.

(a) Notwithstanding anything to the contrary contained in this Agreement, any share of the Company Stock that, as of the Effective Time, is held by a holder who properly asserts and perfects such holder’s appraisal rights under Section 262 of Delaware Law with respect to such share, shall not be converted into or represent the right to receive the Merger Consideration in accordance with Section 2.02(a), and the holder of such share instead shall be entitled only to such rights as may be granted to such holder pursuant to Section 262 of Delaware Law with respect to such share; provided, however, that if such appraisal rights shall not be perfected or the holder of such share shall otherwise lose such holder’s appraisal rights with respect to such share, then, as of the later of the Effective Time or the time of the failure to perfect such rights or the loss of such rights, such share shall automatically be converted into and shall thereafter represent only the right to receive (upon the surrender of any Certificate representing such share) the Merger Consideration, without any interest thereon, in accordance with Section 2.02(a).

(b) The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to Section 262 of Delaware Law and of any similar demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Delaware Law and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demand, notice or instrument. Without limiting the generality of the foregoing, the Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer or unless required by a final, non-appealable order, decree, ruling or injunction of a court of competent jurisdiction.

Section 2.05 Stock Options and Awards. At or immediately prior to the Effective Time, each option or award (a “Company Stock Award”) to purchase shares of Company Stock granted under the 1997 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”), the 1990 Directors’ Stock Option Plan, the 1994 Long-Term Incentive Plan, the 1997 Long-Term Incentive Plan and the Acquisition Stock Option Plan (each, a “Company Equity Incentive Plan”), whether or not then vested or exercisable, shall be canceled, and Parent shall, or shall cause the Surviving Corporation to, pay each holder of any such option or award at or promptly after the Effective Time for each such option or award an amount in cash determined by multiplying (i) the excess, if any, of the Merger Consideration per share of Company Stock over the applicable exercise price of such option or award by (ii) the number of shares of Company Stock such holder could have purchased (assuming full vesting of such option or award) had such holder exercised such option or award in full immediately prior to the Effective Time. Prior to the Effective Time, the Company shall use its reasonable best efforts to take all actions necessary under each such Company Equity Incentive Plan and any agreement relating to each such Company Stock Award to effect the foregoing treatment of such option or award. For the purposes of the Employee Stock Purchase Plan, the offering period in effect at the Effective Time shall terminate as of the Effective Time, each participant shall be deemed to have options equal to the amount such participant is entitled to based on such participant’s accumulated payroll deductions as of the Effective Time, and such options shall be cashed out pursuant to this Section 2.05.

Section 2.06 Withholding Rights. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation or Parent, as the case may be, so withholds such amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock or any Company Stock Award pursuant to Sections 2.02(a) and 2.05 in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.07 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article II.

Section 2.08 Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Stock shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period (but excluding any change that results from any exercise of Company Stock Awards outstanding as of the date hereof under Company Equity Incentive Plans), the Merger Consideration shall be appropriately adjusted; provided that, in the event of such adjustment, the aggregate amount of Merger Consideration payable pursuant to this Article II shall not be adjusted.

ARTICLE III

THE SURVIVING CORPORATION

Section 3.01 Certificate of Incorporation. The certificate of incorporation of the Merger Sub in effect at the Effective Time, attached hereto as Exhibit A, shall be the certificate of incorporation of Surviving Corporation until amended in accordance with Applicable Law, except that Article I of Exhibit A shall be amended, effective as of the Effective Time, to provide that the name of Surviving Corporation immediately following the Effective Time shall be “Inter-Tel”.

Section 3.02 Bylaws. The bylaws of Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.03 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors and officers of Merger Sub immediately prior to the Effective Time shall become, as of and effective upon the Effective Time, the directors and officers, as the case may be, of the Surviving Corporation, and (ii) the directors and officers of the Company immediately prior to the Effective Time shall cease to be officers or directors, as the case may be, as of and effective upon, the Effective Time.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Reports (but excluding general business risks described in the risk factors contained therein, but not any Company specific circumstance described in the discussion of such general business risks) or as set forth in the applicable section (or in any additional section where the applicability of such disclosure to such additional section is readily apparent on its face) of the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 4.01 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease or operate its assets and properties as they are now being owned, leased and operated and to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have a Company Material Adverse Effect. The Company has heretofore delivered to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date hereof. The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws.

Section 4.02 Corporate Authorization.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the Company Stockholder Approval (as defined below), have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Stock (the “Company Stockholder Approval”) in favor of the adoption of this Agreement is the only vote of the holders of any Company Securities necessary in connection with the consummation of the Merger. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legally valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and equitable principles.

(b) At separate meetings duly called and held, each of the Special Committee and the Company’s Board of Directors has (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby and declared their advisability, and (iii) resolved (subject to Section 6.03) to recommend adoption of this Agreement by the Company’s stockholders (such recommendation of the Special Committee and the Board of Directors of the Company being the “Company Board Recommendation”).

Section 4.03 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no consent, approval, authorization or other action by or in respect of, or filing with or notification to, any Governmental Authority other than (i) the filing of the certificate of merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and of Applicable Law in foreign jurisdictions governing antitrust or merger control matters, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable U.S. state or federal securities laws, (iv) those filings and notices specified on Schedule 4.03 of the Company Disclosure Schedule and (v) any actions or filings on behalf of the Company the absence of which would not have a Company Material Adverse Effect.

Section 4.04 Non-Contravention and Consents. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (i) violate, contravene, breach or conflict with the certificate of incorporation or bylaws of the Company or any material provision of the equivalent organizational documents of any Subsidiary of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, violate, contravene, breach or conflict with any material Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, result in a breach of, constitute (with or without notice or lapse of time, or both) a default under, or cause or permit the termination, cancellation, acceleration, amendment or other change of any right or obligation or the loss or diminution of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Contract or any franchise, permit, certificate, approval or other similar authorization or instrument affecting the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (iii) and (iv), as would not have a Company Material Adverse Effect.

Section 4.05 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Stock. As of April 20, 2007, there were 27,161,823 shares of Company Stock issued, 27,048,012 shares of Company Stock outstanding and 113,811 shares of treasury stock outstanding. As of April 20, 2007, there were Company Stock Awards to purchase an aggregate of 4,364,426 shares of Company Stock outstanding. All outstanding shares of Company Stock have been, and all shares of Company Stock that may be issued upon the exercise of outstanding Company Stock Awards will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable.

(b) Except as set forth in Section 4.05(a) and for changes since April 20, 2007 resulting from the exercise of Company Stock Awards and with respect to grants of Company Stock Awards under the Company Equity Incentive Plans in the ordinary course of business, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligations of the Company to issue or sell, any capital stock, voting securities, securities convertible into or exchangeable for capital stock or voting securities of the Company or any options or other rights in respect of the foregoing (the items in clauses (i), (ii), and (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities or, other than pursuant to guarantees of the obligations of its Subsidiaries entered into by the Company in the ordinary course of business, to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other Person. All outstanding shares of Company Stock and all outstanding Company Stock Awards have been issued and granted in accordance with (i) all applicable securities laws and other Applicable Laws and (ii) all requirements set forth in applicable Contracts.

(c) Schedule 4.05(c) of the Company Disclosure Schedule sets forth a list of all stockholders agreements, voting trusts and other agreements to which the Company is a party relating to any shares of the Company’s or any of its Subsidiaries, capital stock or granting to any Person or group of Persons the right to elect, or to designate or nominate for election, a director to the Board of Directors of the Company or any of its Subsidiaries.

(d) No Subsidiary of the Company owns any shares of capital stock of the Company.

Section 4.06 Subsidiaries.

(a) Each Subsidiary of the Company is a company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease or operate its respective assets and properties as they are now being owned, leased and operated and to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have a Company Material Adverse Effect. No Subsidiary of the Company is in violation of any material provision of its organizational documents. Each Subsidiary of the Company and its respective jurisdiction of organization are set forth on Schedule 4.06(a) of the Company Disclosure Schedules. Each Significant Subsidiary of the Company is identified in the Company 10-K. Other than the Subsidiaries of the Company or as set forth on Schedule 4.06(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock of, or other equity or voting interests of any nature in, or any interest convertible into or exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person (including any joint venture or other business association or entity).

(b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien (other than Permitted Liens) and all such capital stock, voting securities or ownership interests, as the case may be, have been duly authorized, validly issued and are fully paid and non-assessable (or equivalent). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exercisable or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue or sell, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exercisable or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Subsidiary Securities.

Section 4.07 SEC Filings and the Sarbanes-Oxley Act.

(a) (i) The Company 10-K and its Annual Reports on Form 10-K for the fiscal years ended December 31, 2005 and 2004, respectively, (ii) the Company’s proxy statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since December 31, 2003 and (iii) all of the Company’s other reports, statements, schedules and registration statements required to be filed by the Company with the SEC since December 31, 2003 (the documents referred to in this Section 4.07(a), collectively, the “Company SEC Documents”) are available on the website at www.sec.gov. The Company SEC Documents complied as to form in all material respects with the applicable requirements of the 1933 Act, 1934 Act and Sarbanes-Oxley Act at the time they were filed and, in each case, the rules and regulations promulgated thereunder and did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (including any financial statements or other documentation incorporated by reference therein). No Subsidiary of the Company is required to separately file any form, report or other document with the SEC.

(b) The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act, including having timely filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the 1934 Act or (y) Section 906 of the Sarbanes-Oxley Act with respect to any Company SEC Documents.

(c) The Company has made available to Parent all comment letters received by the Company from the SEC since December 31, 2003 and all responses to such comment letters filed by or on behalf of the Company, in each case to the extent relevant to currently outstanding or unresolved issues or inquiries of or by the SEC.

(d) The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

(e) Other than periodic reviews or internal investigations or discussions undertaken in the ordinary course of business (including reviews by the Company’s internal audit department), since December 31, 2006, there have been no internal investigations regarding accounting or revenue recognition initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company’s Board of Directors or any committee thereof.

Section 4.08 Financial Statements.

Except as disclosed in the Company 10-K, the audited consolidated financial statements of the Company and the unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents were prepared in accordance with GAAP applied on a consistent basis throughout the period indicated (except as may be indicated in the notes thereto or in the case of unaudited statements, as permitted by Form 10-Q of the SEC or GAAP) and fairly present in all material respects the consolidated financial position of the Company as of the dates thereof and its consolidated results of operations and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and the absence of notes).

Section 4.09 Disclosure Documents. Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the transactions contemplated by this Agreement (the “Company Disclosure Documents”), including the proxy statement of the Company (the “Company Proxy Statement”) to be filed with the SEC in connection with the Merger and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1934 Act and the rules and regulations thereunder. None of the Company Disclosure Documents will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement and (ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof; provided, that this representation and warranty does not apply to any statements or omissions in the Company Disclosure Documents based upon information furnished (or not furnished) to the Company by Parent or Merger Sub specifically for use therein.

Section 4.10 Absence of Certain Changes. Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have (and with or without notice or lapse of time or both) a Company Material Adverse Effect.

Section 4.11 No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind other than:

(a) liabilities disclosed and provided for in the Company Balance Sheet or in the notes thereto;

(b) liabilities incurred in the ordinary course of business since the Company Balance Sheet Date;

(c) liabilities permitted or contemplated hereunder to be incurred by or on behalf of the Company after the date hereof; and

(d) other undisclosed liabilities not to exceed $7,500,000 in the aggregate.

Section 4.12 Compliance with Laws and Court Orders. The Company and each of its Subsidiaries is, and since January 1, 2005 has been, in compliance with all Applicable Laws, and no notice has been received by the Company or any of its Subsidiaries from any Governmental Authority since January 1, 2005 alleging that the Company or any of its Subsidiaries is or was in violation of any Applicable Law, in each case, except for violations or failures to comply that have not had or would not have a Company Material Adverse Effect.

Section 4.13 Litigation. As of the date hereof, there is no action, suit, investigation, proceeding or order pending against, or, to the Knowledge of the Company, threatened against, the Company or any of its Subsidiaries that would reasonably be expected to result in damages to the Company or its Subsidiaries in excess of $500,000 individually or $2,000,000 in the aggregate or that seeks to prevent, enjoin, alter or materially delay the Merger. As of the date hereof, there are no unsatisfied judgments or settlements or decrees or orders (excluding decrees and orders of general applicability) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries in excess of $100,000 individually or $500,000 in the aggregate.

Section 4.14 Finders’ Fees. Except for UBS Securities LLC, there is no investment banker, broker, finder or similar intermediary that has been retained by or on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the

Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and UBS Securities LLC pursuant to which such firm would be entitled to any payment relating to the Merger or the other transactions contemplated hereby.

Section 4.15 Taxes.

(a) Except as would not have a Company Material Adverse Effect:

(i) all Tax Returns required by Applicable Law to be filed with any Taxing Authority by or on behalf of the Company or any of its Subsidiaries have been filed in accordance with all Applicable Laws, and all such Tax Returns are true and complete;

(ii) the Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes shown to be due and payable on the Tax Returns filed by the Company, or, where payment is not yet due and payable, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all such Taxes;

(iii) (A) there are no claims, audits, actions, suits, proceedings or investigations now pending or, to the Knowledge of the Company, threatened against or with respect to the Company or any of its Subsidiaries in respect of any Tax or Tax asset, (B) no Tax Returns for the Company or any of its Subsidiaries have been or are currently being examined by any Taxing Authority, (C) no issues have been raised in any examination by any Taxing Authority with respect to the Company or any of its Subsidiaries which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined, (D) there are not now in force any waivers or agreements by the Company or any of its Subsidiaries for the extension of time for the assessment of any Tax, nor has any such waiver or agreement been requested by the Internal Revenue Service or any other Taxing Authority and (E) no claim has ever been made in writing by a Taxing Authority in a jurisdiction where tax returns by the Company and each of its Subsidiaries have not been filed that the Company or any of its Subsidiaries is or may be subject to taxation by such jurisdiction; and

(iv) To the Knowledge of the Company, the Company and all of its Subsidiaries have paid or are withholding and will pay when due to the proper Taxing Authority all withholding amounts required to be withheld with respect to all material Taxes.

(b) During the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(c) Neither the Company nor any of its Subsidiaries is or has been a party to any Tax sharing agreement with any corporation other than the Company and its Subsidiaries.

(d) An interest in the Company is not a United States real property interest within the meaning of Treasury Regulation Section 1.897-1(c) and Section 897(c) of the Code.

(e) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has entered into or participated in any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b).

(f) “Tax” means (i) any tax, governmental fee, duty, levy, contribution or other like assessment (including social security payments) or charge of any kind whatsoever (including, without limitation, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority, including social security authorities (a “Taxing Authority”) responsible for the imposition of any such tax, and (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i), (A) under Treasury Regulation §1.1502-6 (or any similar provision of state, local, or foreign Tax law), or otherwise as a result of having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group for federal, state, local or foreign Tax purposes, and (B) as a successor by contract or otherwise as a result of being party to any agreement or any express or implied obligation to indemnify any other Person. “Tax Return” means any report, return, statement or form required to be supplied to any Taxing Authority with respect to Taxes.

Section 4.16 Employee Benefit Plans.

(a) Schedule 4.16(a) of the Company Disclosure Schedule contains a list identifying each U.S. Employee Plan and each Non-U.S. Employee Plan. Copies of each U.S. Employee Plan and each Non-U.S. Employee Plan (and, if applicable, any associated trust, custodial, insurance or service agreements, and any written policies or procedures used in such U.S. Employee Plan or Non-U.S. Employee Plan administration) and all amendments thereto and written interpretations thereof have been made available to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan or trust.

(b) Neither the Company nor any ERISA Affiliate of the Company nor any predecessor thereof sponsors, maintains or contributes to, has any liability or contingent liability to, or has in the past six years sponsored, maintained or contributed to, any U.S. Employee Plan or Non-U.S. Employee Plan that would be an “employee benefit plan” as defined in Section 3(3) of ERISA.

(c) Neither the Company nor any ERISA Affiliate of the Company nor any predecessor thereof contributes to, or has in the past six years contributed to or had any liability or contingent liability to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).

(d) Each U.S. Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and to the Knowledge of the Company there is no reason why any such determination letter should be revoked or not be reissued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such U.S. Employee Plan. Except as would not have a Company Material Adverse Effect, each U.S.

Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such U.S. Employee Plan. No events have occurred with respect to any U.S. Employee Plan that could reasonably be expected to result in payment or assessment by or against the Company of any material excise taxes under the Code.

(e) None of the assets of any Employee Plan are invested in employer securities or employer real property, other than as part of the Company Equity Incentive Plans and the Company’s 401(k) plan.

(f) (i) Other than as required by the Company Equity Incentive Plans, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event, such as a termination of employment within a certain period of time thereafter) entitle any current or former employee, director or consultant of the Company or any of its Subsidiaries to any bonus, severance, retention, retirement, job security or other benefit, or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan or otherwise, and (ii) there is no Contract, plan or arrangement covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.

(g) Each Employee Plan that is subject to Section 409A of the Code has been operated in good faith compliance, in all material respects, with Section 409A of the Code.

(h) Neither the Company nor any of its Subsidiaries has any material liability under any U.S. Employee Plan in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required by Part 6, Title I of ERISA or applicable State insurance law.

(i) There is no action, suit, investigation, audit or proceeding pending against, or, to the Knowledge of the Company, threatened against, any Employee Plan before any Governmental Authority that would reasonably be expected to result in any losses, costs, damages or other liabilities to the Company and its Subsidiaries in excess of $500,000 in the aggregate.

(j) Each Non-U.S. Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by Applicable Law (including any special provisions relating to qualified plans where such plan was intended so to qualify) and has been maintained in good standing under Applicable Law, except to the extent the failure to so maintain such Employee Plans would not reasonably be expected to result in any losses, costs, damages or other liabilities in excess of $500,000 in the aggregate.

(k) Under the terms of the relevant plan, the Company or its Subsidiary (or any successor thereto) may unilaterally amend or terminate any “employee benefit plan” as defined in Section 3(3) of ERISA that is subject to the laws of the United States subject only to constraints imposed by Applicable Law.

(l) The aggregate amount of cash compensation paid to the directors of the Company during the fiscal year ended December 31, 2006 was $1,583,326.

(m) All unvested Company Stock Awards outstanding immediately prior to the Effective Time will vest, as of the Effective Time, in accordance with their terms.

Section 4.17 Intellectual Property.

(a) Section 4.17(a) of the Company Disclosure Schedule lists all (i) Registered Owned Intellectual Property Rights, indicating for each such item, as applicable, the application or registration number, date and jurisdiction of filing or issuance, and the identity of the current applicant or registered owner, (ii) material unregistered trademarks and service marks included in the Owned Intellectual Property Rights, (iii) Company Products, offered for sale or otherwise distributed in the preceding five years, (iv) material Company IP Agreements (other than licenses of Off the-Shelf Software), together with all amendments and supplements thereto and all waivers and modifications of any terms thereof (and, if oral, an accurate and complete summary of the terms and conditions thereof), indicating for each such Company IP Agreement the title, parties thereto and the date executed.

(b) The Company and its Subsidiaries have sufficient rights to use the Company Intellectual Property Rights and the Company IT Assets, in connection with the operation of the business of the Company and its Subsidiaries as currently conducted, all of which rights shall survive unchanged upon the consummation of the transactions contemplated by this Agreement. The Company Intellectual Property Rights include all Intellectual Property Rights used or held for use in connection with the operation of the business of the Company and its Subsidiaries as currently conducted. Except as set forth on Schedule 4.17(b) of the Company Disclosure Schedule, the Company or one of its Subsidiaries is the exclusive owner of all right, title and interest in and to the Owned Intellectual Property Rights, free and clear of all Liens and exclusive licenses, or any obligation to grant any of the foregoing. The Company and each of its Subsidiaries have a valid license to use the Licensed Intellectual Property Rights in connection with the operation of the business of the Company and its Subsidiaries as currently conducted, subject only to the terms of the Company IP Agreements.

(c) The Owned Intellectual Property Rights, and to the Knowledge of the Company and explicitly without any independent investigation, the Licensed Intellectual Property Rights, are (i) valid, subsisting and enforceable, (ii) currently in compliance with any and all formal legal requirements of the relevant Governmental Authorities necessary to maintain the validity and enforceability thereof, and (iii) not subject to any outstanding judgment, injunction, order, decree, ruling or agreement impairing, restricting or otherwise materially adversely affecting the Company’s or any of its Subsidiaries’ use or licensing thereof or rights thereto, or that would materially impair the validity or enforceability thereof. The Registered Owned Intellectual Property Rights are currently in compliance with any and all formal legal requirements of the relevant Governmental Authorities necessary to record and perfect the Company’s and its Subsidiaries’ interest therein and the chain of title thereof. Schedule 4.17(c)(iv) of the Company Disclosure Schedule lists all applicable filings, recordings and all fees that are required and/or scheduled to be made or paid to the relevant Governmental Authorities within ninety (90) days after Closing. Except as set forth in Schedule 4.17(d)(i) of the Company Disclosure Schedule, there is no action, suit, proceeding or claim pending or, to the Knowledge of the Company, threatened (i) against the Company or any of its Subsidiaries concerning any Company Product or the ownership, validity, registerability, enforceability or use of, or licensed right to use, any Intellectual Property Rights, or (ii) contesting, challenging or seeking to deny or restrict the ownership, validity, registerability or enforceability of, or the Company’s or any of its Subsidiaries’ right to use, any Company Intellectual Property Rights.

(d) The Company, its Subsidiaries, the operation of the business of the Company and its Subsidiaries as currently conducted and the use of the Company Products by customers in accordance with the terms of the agreements under which such Company Products are licensed, sold or otherwise distributed by the Company do not, and have not in the last four years, infringed, misappropriated or otherwise violated or conflicted with the Intellectual Property Rights of any other Person. Except as set forth in Schedule 4.17(d)(i) of the Company Disclosure Schedule, there is no action, suit, proceeding or claim pending, asserted or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging or concerning any of the foregoing, or alleging that any Person using any Company Product or process infringes or otherwise violates the Intellectual Property Rights of any Person (other than the Company or any of its Subsidiaries). Except as set forth in Schedule 4.17(d)(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any notification in the last four years that a license under any other Person’s Intellectual Property Rights is or may be required. Except as set forth on Schedule 4.17(d)(ii), to the Knowledge of the Company, no Person is engaging, or has engaged in the last three years, in any activity that infringes, misuses, misappropriates or otherwise violates or conflicts with any Owned Intellectual Property Rights, and no action, suit, proceeding or claim is pending or has been asserted or threatened by the Company or any of its Subsidiaries against any other Person alleging or concerning any of the foregoing.

(e) No employee, independent contractor or agent of the Company or any of its Subsidiaries is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement with the Company or any of its Subsidiaries relating to the protection, ownership, development, use or transfer of Company Intellectual Property Rights or, to the Knowledge of the Company, any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement with any other Person relating to the protection, ownership, development, use or transfer of any other Intellectual Property Rights. To the extent that any Intellectual Property Rights have been conceived, developed or created for the Company or any of its Subsidiaries by any other Person, the Company and/or such Subsidiary, as applicable, have executed valid and enforceable written agreements with such Person with respect thereto securing the Licensed Intellectual Property Rights or transferring to the Company and/or such Subsidiary the entire and unencumbered right, title and interest therein and thereto by operation of law or by valid written assignment.

(f) The Company and its Subsidiaries have taken commercially reasonable measures to maintain the confidentiality and value of all trade secrets and other confidential information used or held for use in connection with the operation of the business of the Company and its Subsidiaries as currently conducted, including the source code for any Company Software and all other confidential Company Intellectual Property Rights. No trade secrets, confidential information or other confidential Company Intellectual Property Rights have been disclosed by the Company or any of its Subsidiaries to any Person except pursuant to valid and appropriate non-disclosure and/or license agreements that have not been breached.

(g) Except as would not have a Company Material Adverse Effect, the Company IT Assets: (i) are adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the business of the Company and its Subsidiaries as currently conducted, (ii) have not malfunctioned or failed within the past year, and (iii) do not, to the Knowledge of the Company, contain any viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants or effects that (A) disrupt or adversely affect the functionality of any Company IT Assets or other Software or systems, except as disclosed in their documentation, or (B) enable or assist any Person to access without authorization any Company IT Assets. The Company and its Subsidiaries have implemented reasonable backup, security and disaster recovery technology consistent with industry practices, and, to the Knowledge of the Company, no Person has gained unauthorized access to any Company IT Assets.

(h) Except as set forth in Schedule 4.17(h) of the Company Disclosure Schedule, the Company and each of its Subsidiaries have posted a privacy policy governing its use of data and disclaimers of liability on the Company Websites, and has complied at all times in all material respects with such privacy policy and all other rules, policies and procedures established from time to time by the Company or its Subsidiaries with respect to personal and user data. There is no action, suit, proceeding or claim pending, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging a violation of any Person’s privacy, personal or confidentiality rights under any such Applicable Laws, rules, policies or procedures, and no valid basis exists for any such action, suit, proceeding or claim. Except as set forth in Schedule 4.17(h) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement, and any disclosure and/or transfer of information in connection therewith, will not breach or otherwise cause any violation of any such rules, policies or procedures or any Applicable Laws relating to privacy, data protection or the collection and/or use of customer information or other personal or user data. With respect to all personal and user data gathered or accessed in the course of the operations of the Company and its Subsidiaries, the Company and its Subsidiaries have at all times taken commercially reasonable measures to ensure that such data is protected against loss and unauthorized access, use, modification, disclosure or other misuse, and there has been no unauthorized access to or other misuse of such data.

(i) Schedule 4.17(i) of the Company Disclosure Schedule lists all (i) material Owned Software, (ii) material Company Software (other than Off-the-Shelf Software) that is licensed to the Company or of its Subsidiaries on a proprietary basis, (iii) Software that is not Owned Software and is incorporated or embedded in any Company Product, or distributed or otherwise used in connection therewith (“Embedded Software”), and (iv) Company IP Agreements pursuant to which the Company or any of its Subsidiaries is authorized to use or distribute any Embedded Software, together with all amendments and supplements thereto and all waivers and modifications of any terms thereof (and, if oral, an accurate and complete summary of the terms and conditions thereof). The Company and its Subsidiaries have obtained all approvals necessary for exporting the Company Software outside the United States and importing the Company Software into any country in which the Company Software is currently sold, licensed for use or otherwise distributed, and all such approvals are valid, current and in full force and effect.

(j) Except as set forth in Schedule 4.17(j) of the Company Disclosure Schedule, no Open Source Software is, forms part of, has been used in connection with the development of, is incorporated into or has been distributed with, in whole or in part, any Inter-Tel 7000 Series or Inter-Tel 5000 Series Company Product (including Owned Software embodied in such Company Product).

With respect to any such items of Open Source Software, Schedule 4.17(j) of the Company Disclosure Schedule identifies the underlying Open Source Software, the Company IP Agreement governing the use of such Open Source Software, and the particular Owned Software and/or Company Products in which such Open Source Software is present. With respect to any such items of Open Source Software, to the Knowledge of the Company, no such use, development, incorporation or distribution of such Open Source Software, or any other use of or activities with respect to such Open Source Software by the Company, any of its Subsidiaries, or any of their customers in accordance with the terms of the agreements under which such Company Products are licensed, sold or otherwise distributed by the Company, (i) requires the licensing, disclosure or distribution of any source code for Company Software or Company Products (other than source code that is a part of such Open Source Software) or Company Intellectual Property Rights to licensees or any other Person, (ii) prohibits or limits the receipt of consideration in connection with licensing, sublicensing or distributing any other Company Software or Company Products, (iii) except as specifically permitted by Applicable Law, allows any Person to decompile, disassemble or otherwise reverse-engineer any other Company Software, or (iv) requires the licensing of any other Company Software or Company Products to any other Person for the purpose of making derivative works.

(k) All source code and other documentation concerning Owned Software and/or the Company Products is correct, accurate, complete and sufficiently documented to enable a Software developer of reasonable skill to understand, modify, debug, enhance, compile, support and otherwise utilize all aspects of Software to which it pertains, without reference to other sources of information. No such source code has been delivered or licensed to any other Person, or is subject to any source code escrow or assignment obligation.

(l) Except as set forth in Schedule 4.17(l) of the Company Disclosure Schedule, the Company and its Subsidiaries exclusively own the entire and unencumbered right, title and interest in and to the Company Products, including the source code therefor and Intellectual Property Rights therein. No rights in any Company Product have been transferred or granted to any Third Party except for non-exclusive licenses of Company Products granted by the Company or its Subsidiaries to their customers in the ordinary course of business consistent with past practice.

(m) The Company has furnished to the Parent prior to the execution and delivery of this Agreement true and complete copies of all material Company IP Agreements required to be listed, or that are otherwise identified, in Schedule 4.17(a) and/or Schedule 4.17(i) of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries has granted or is obligated to grant any Person any exclusive rights in, to or under, or any right to sublicense, any Company Intellectual Property Rights. Except as set forth on Schedule 4.17(m) of the Company Disclosure Schedule, and except with respect to Off-the-Shelf Software, there are no royalties, honoraria, fees or other payments payable by the Company or any of its Subsidiaries to any Person for the purchase, license, sublicense or use of any Company Intellectual Property Rights.

(n) The consummation of the transactions contemplated by this Agreement will not result in (i) the creation of any Lien on any Owned Intellectual Property Rights or any Intellectual Property Rights that are owned by or licensed to the Parent or any of its Affiliates prior to the Closing, (ii) Parent or any of its Affiliates being bound by or subject to any non-compete or licensing obligation, covenant not to sue, or other restriction on the operation or scope of its business, which Parent or its Affiliates were not bound by or subject to prior to the Closing, or (iii) Parent or any of its Affiliates, or the Company or any of its Subsidiaries, being obligated to pay any royalties, honoraria, fees or other payments to any Person pursuant to the Company IP Agreements in excess of those payable by the Company and/or its Subsidiaries prior to the Closing.

(o) No university, military, educational institution, research center, Governmental Authority, or other organization (each, a “R&D Sponsor”) has sponsored research and development conducted in connection with the business of the Company and its Subsidiaries as currently conducted, or has any claim of right to, ownership of or other Lien on any Owned Intellectual Property Rights. No research and development conducted in connection with the business of the Company and its Subsidiaries as currently conducted was performed by a graduate student or employee of any R&D Sponsor. Neither the Company nor any of its Subsidiaries has participated in any standards-setting activities or joined any standards setting or similar organization that would affect the proprietary nature of any Owned Intellectual Property Rights or restrict the ability of the Company or any of its Subsidiaries to enforce, license or exclude others from using any Owned Intellectual Property Rights.

(p) Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has entered into any agreement, or is otherwise obligated, to indemnify any other Person against any claim of infringement, misappropriation or other violation of or conflict with the Intellectual Property Rights of any other Person.

Section 4.18 Environmental Matters. Except as would not have a Company Material Adverse Effect:

(a) no notice, notification, demand, request for information, citation, summons, order, penalty, lien, investigation, action, claim, consent decree, suit or proceeding is pending or, to the Knowledge of the Company, is threatened by any Governmental Authority or other Person relating to the Company or any of its Subsidiaries that alleges a violation by the Company or any of its Subsidiaries of any Environmental Law or Environmental Permit, or that seeks to impose liability or recover damages pursuant to any Environmental Law or Environmental Permit; and

(b) to the Knowledge of the Company, the Company and its Subsidiaries are in compliance with all Environmental Laws and all Environmental Permits, and there are no present liabilities of the Company or any of its Subsidiaries arising under or relating to any Environmental Law, and there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liabilities.

Section 4.19 Opinion of Financial Advisor. The Company has received the opinion of UBS Securities LLC, financial advisor to the Company, to the effect that, as of the date of such opinion, the Merger Consideration to be paid to the Company’s stockholders pursuant to the Merger is fair to the Company’s stockholders from a financial point of view.

Section 4.20 Contracts and Customers.

(a) For purposes of this Agreement, “Company Material Contract” shall mean any of the following Contracts:

(i) any “material contract” (within the meaning of Item 601(b)(10) of Regulation S-K under the 1933 Act and the 1934 Act) with respect to the Company or any of its Subsidiaries;

(ii) any Contract containing any covenant (A) limiting, or otherwise restricting the ability of the Company or any of its Subsidiaries to engage in any line of business, to compete with any Person or to provide or acquire any goods or services to or from any Person or within any geographic area or (B) granting “most favored nation” pricing status to any Person, in each case other than those entered into in the ordinary course of business consistent with past practices, including customary preferred provider arrangements;

(iii) any Contract (i) providing for the disposition or acquisition outside the ordinary course of business by the Company or any of its Subsidiaries, with obligations remaining to be performed or liabilities continuing after the date of this Agreement, of any business or assets for consideration in excess of $1,000,000, or (ii) pursuant to which the Company or any of its Subsidiaries has any ownership interest in any other Person or other business enterprise, other than Subsidiaries of the Company;

(iv) any indentures, guarantees, loans or credit agreements, security agreements or mortgages, promissory notes or other Contracts evidencing the borrowing of money, extension of credit or other indebtedness, in each case, in excess of $100,000 (other than accounts receivables and trade payables arising in the ordinary course of business or those relating to intercompany indebtedness between the Company and its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries);

(v) any settlement agreement entered into within two years prior to the date of this Agreement pursuant to which the Company or any of its Subsidiaries has unperformed obligations in excess of $100,000;

(vi) any Contract that contains a change of control (or equivalent) provision for which Parent or the Surviving Corporation or any of its Subsidiaries would reasonably be expected to lose or otherwise forfeit any benefit of such Contract having a value of $1,000,000 or more, or would have increased obligations or liabilities under such Contract of $1,000,000 or more upon the consummation of the transactions contemplated hereby, exclusive of any such Contract that (x) is with any customer of the Company or any of is Subsidiaries, or (y) is cancelable or terminable by the Person (other than the Company or any of its Subsidiaries) party thereto upon 60 days’ notice (or less) without penalty or premium;

(vii) any partnership or joint venture agreement to which the Company or any of its Subsidiaries is a party;

(viii) any Company IP Agreement;

(ix) any Contract to which the Company or any of its Subsidiaries are parties which involves (or is currently projected by the Company in its good faith judgment to involve) payments to or from the Company or any Subsidiary thereof in excess of $1,000,000 per annum which is not cancelable or terminable by the Company or such Subsidiary, as the case may be, upon no more than three months notice and without penalty or premium; and

(x) any lease (or series or group of related leases) requiring rental payments of $100,000 or more per month or $1,000,000 or more per year to which the Company or any of its Subsidiaries is a party, and any lease to which the Company or any of its Subsidiaries is a party that has a remaining lease term in excess of 60 months;

(xi) any Contract with any Governmental Authority having a value of $1,000,000 or more;

(xii) any Contract for employment not terminable at will or terminable upon no more than three months notice without payment or penalty; and

(xiii) any other Contract, whether or not made in the ordinary course of business, which is material to the Company and its Subsidiaries, taken as a whole, or the conduct of their respective businesses, or the absence of which would have a Company Material Adverse Effect.

Schedule 4.20(a) of the Company Disclosure Schedule lists each Company Material Contract (provided that with respect to the Company IP Agreements referenced in Section 4.20(a)(viii), only the Company IP Agreements required to be listed in Schedule 4.17(a) and/or Schedule 4.17(i) of the Company Disclosure Schedule are required to be listed in such Schedule 4.20(a).

(b) Each Company Material Contract is valid and binding, in full force and effect and is enforceable by the Company or its Subsidiaries in accordance with its terms, except (i) to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general equity principles (whether considered in a proceeding in equity or at law), (ii) to the extent such Company Material Contract has been performed or has previously expired or been terminated in accordance with its terms and (iii) for such failures to be valid and binding or in full force and effect that would not have a Company Material Adverse Effect. The Company and its Subsidiaries and, to the Knowledge of the Company, each other party to the Company Material Contracts have performed in all respects all respective obligations required to be performed by them to the date hereof under the Company Material Contracts and are not, and are not alleged in writing to be (with or without notice, the lapse of time or both), in breach thereof or default thereunder, and neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to any Company Material Contract has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Company Material Contract, except in each case, for those failures to perform, breaches, violations and defaults that would not have a Company Material Adverse Effect.

(c) Schedule 4.20(c) of the Company Disclosure Schedule sets forth a list of the top 20 customers of the Company and its Subsidiaries based on net revenues for fiscal year 2006. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged in any fraudulent conduct with respect to any such customer or supplier of the Company or any of its Subsidiaries.

Section 4.21 Insurance. The Company and its Subsidiaries are covered by insurance policies issued in favor of the Company and/or its Subsidiaries by reputable insurance carriers

(or pursuant to self-insurance programs) that cover such risks and are in such amounts as, to the Knowledge of the Company, are in accordance with customary industry practice for Persons engaged in similar businesses and of substantially similar size and geographic presence, and all such insurance policies which cover the material risks of the Company and its Subsidiaries, taken as a whole (a “Material Insurance Policy”), are in full force and effect and, assuming valid execution and delivery by the insurers party thereto, are legal, valid, binding and enforceable in accordance with its terms. All Material Insurance Policies have been heretofore made available or delivered to Parent. As of the date hereof, since January 1, 2005, neither the Company or any of its Subsidiaries has received any notice or other communication regarding any actual or possible (a) cancellation, invalidation or breach of any Material Insurance Policy (other than in respect of ordinary course cancellation or similar notices received in connection with the stated expiry of any such Material Insurance Policy in accordance with its terms), (b) refusal of any material coverage existing under, or rejection of any material claim under, any Material Insurance Policy (other than letters received in the ordinary course whereby an insurance carrier reserves its rights under any insurance policy), or (c) material increase in the aggregate amount of the premiums payable in respect of the Material Insurance Policies. Except as would not have a Company Material Adverse Effect, there is no pending claim under or based upon any Material Insurance Policies of the Company or any of its Subsidiaries.

Section 4.22 Labor Relations.

(a) To the Knowledge of the Company, the Company and its Subsidiaries are in compliance with all Applicable Laws governing or concerning conditions of employment, employment discrimination and harassment, wages and hours and occupational safety and health, including the Labor Laws, except where the failure to so comply would not have a Company Material Adverse Effect.

(b) As of the date hereof, the employees of the Company and its Subsidiaries are not represented by a labor organization or group that was either certified or voluntarily recognized by any labor relations board, including the NLRB, or certified or voluntarily recognized by any other Governmental Authority and there is not (nor has there been within the last 12 months), to the Knowledge of the Company, any attempt to organize any employees of the Company or its Subsidiaries. During the past 12 months from the date hereof, there has not been, nor is there existent or, to the Knowledge of the Company, threatened as of the date hereof, any material strike, slowdown, lock outs, picketing, work stoppage or other material disputes by the employees of the Company or its Subsidiaries which would have a Company Material Adverse Effect.

(c) Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other similar contract, arrangement or understanding with a labor union or other labor or employee organization.

Section 4.23 Real Estate; Assets. (a) Schedule 4.23 of the Company Disclosure Schedule contains a true and complete list as of the date of this Agreement of all real property with a value in excess of $5,000,000 owned by the Company and its Subsidiaries (the “Real Estate”). Each parcel of real property owned by the Company or any of its Subsidiaries is owned free and clear of all Liens, other than Permitted Liens.

(b) Each of the Company and its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as would not have a Company Material Adverse Effect.

Section 4.24 Permits; Compliance. Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or its Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not have a Company Material Adverse Effect.

Section 4.25 Certain Business Practices. None of the Company, any of its Subsidiaries or, to the Company’s Knowledge, any directors or officers, agents or employees of the Company or any of its Subsidiaries, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) paid any bribe or made any illegal payment in violation of Applicable Law.

Section 4.26 Interested Party Transactions. To the Knowledge of the Company, no director, officer or other Affiliate of the Company or any of its Subsidiaries has or has had, directly or indirectly, (i) an economic interest in any person that has furnished or sold, or furnishes or sells, services or products that the Company or any of its Subsidiaries furnishes or sells, or proposes to furnish or sell; (ii) an economic interest in any person that purchases from or sells or furnishes to, the Company or any of its Subsidiaries, any goods or services; (iii) a beneficial interest in any contract or agreement disclosed in Schedule 4.20(a) of the Company Disclosure Schedule; or (iv) other than written employment, bonus, or incentive compensation agreements or arrangements previously disclosed in the Company SEC Reports, any material contractual or other arrangement with the Company or any of its Subsidiaries; provided, however, that ownership of no more than two percent (2%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.26. There are no extensions of credit maintained by the Company or any of its Subsidiaries to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

Section 4.27 Company Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER THE COMPANY NOR ANY AGENT, EMPLOYEE OR REPRESENTATIVE THEREOF, HAS MADE, AND HEREBY EXPRESSLY DISCLAIMS, ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE OR OTHERWISE, REGARDING THE COMPANY, ITS SUBSIDIARIES, THEIR RESPECTIVE BUSINESSES OR ANY OTHER MATTER PERTAINING TO THE COMPANY OR ITS SUBSIDIARIES, INCLUDING THE EMPLOYEES AND ASSETS OF THE COMPANY AND ITS SUBSIDIARIES.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub jointly and severally represents and warrants to the Company that:

Section 5.01 Corporate Existence and Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease or operate its assets and properties as they are now being owned, leased and operated and to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have a Parent Material Adverse Effect. Each of Parent and Merger Sub has heretofore delivered to the Company true and complete copies of its certificate of incorporation and bylaws as currently in effect. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby.

Section 5.02 Corporate Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby are within its corporate powers and have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a legally valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and by equitable principles.

Section 5.03 Governmental Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby require no consent, approval, authorization or other action by or in respect of, or filing with or notification to, any Governmental Authority, other than (i) the filing of the certificate of merger with the Delaware Secretary of State, (ii) compliance with any applicable requirements of the HSR Act and of Applicable Law in foreign jurisdictions governing antitrust or merger control matters, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable U.S. state or federal securities laws and (iv) any actions or filings on behalf of Parent and Merger Sub the absence of which would not have a Parent Material Adverse Effect.

Section 5.04 Non-Contravention and Consents. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby do not and will not (i) violate, contravene, breach or conflict with the certificate or articles of incorporation or bylaws of Parent or Merger Sub, (ii) assuming compliance with the matters referred to in Section 5.03, violate, contravene, breach or conflict with any provision of any material Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, result in a breach of, constitute (with or without notice or lapse of time, or both) a default under, or cause or permit the termination, cancellation, acceleration, amendment or other change of any right or obligation or the loss or diminution of any benefit to which Parent or Merger Sub is entitled under any provision of any agreement or other instrument binding upon Parent or Merger Sub or (iv) result in the creation or imposition of any Lien on any asset of Parent or Merger Sub, with such exceptions, in the case of clauses (iii) and (iv), as would not have a Parent Material Adverse Effect.

Section 5.05 Disclosure Documents. None of the information provided by Parent or Merger Sub for inclusion in any Company Disclosure Document will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading at the time such Company Disclosure Document is filed or any such Company Disclosure Document or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement.

Section 5.06 Finders’ Fees. Except for Morgan Stanley & Co. Incorporated and Genuity Capital Markets, there is no investment banker, broker, finder or similar intermediary that has been retained by or on behalf of Parent or Merger Sub who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 5.07 Financing.

(a) Parent and Merger Sub have provided to the Company a true and complete copy of executed commitment letters from Morgan Stanley Senior Funding, Inc. and Morgan Stanley Senior Funding (Nova Scotia) Co. to provide debt financing in an aggregate amount of $460,000,000 (the “Debt Commitment Letter”) and from Francisco Partners II, L.P. to provide equity financing in an aggregate amount of $300,546,000 (the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Commitment Letters”). There are no conditions to the funding of the financings described in the Debt Commitment Letter and the Equity Commitment Letter, other than those expressly set forth in the Debt Commitment Letter and Equity Commitment Letter delivered to the Company on the date hereof (the conditions so set forth in the Debt Commitment Letter, the “Debt Disclosed Conditions,” and the conditions so set forth in the Equity Commitment Letter, the “Equity Disclosed Conditions”). No Person (other than the Parent in the case of clause (ii) below) has any right to (i) impose, and Parent and Merger Sub have no obligation to accept, any condition precedent to such debt financing other than the Debt Disclosed Conditions, (ii) impose, and Parent and Merger Sub have no obligation to accept, any condition precedent to such equity financing other than the Equity Disclosed Conditions, (iii) reduce the amounts of the financing commitments made in the Debt Commitment Letter or (iv) reduce the amounts of the financing commitments made in the Equity Commitment Letter.

(b) As of the date of this Agreement, each of the Commitment Letters is in full force and effect, in all material respects, and there has been no breach, default, action or omission to act on the part of Parent or Merger Sub, or to the knowledge of Parent, on the part of the other parties thereto, that would permit any party thereto to terminate or cancel the Commitment Letters.

(c) The aggregate proceeds to Parent or Merger Sub contemplated by the Commitment Letters, together with the cash available to Parent and its Subsidiaries, are sufficient to enable Parent or Merger Sub to pay the aggregate Merger Consideration in accordance with Section 2.02, to make all payments in respect of Company Stock Awards pursuant to this Agreement, to repay or refinance debt or other obligations as contemplated by the Commitment Letters and to pay all fees and expenses related to this Agreement, the Commitment Letters and the transactions contemplated hereby and thereby.

(d) The consolidated audited financial statements of Parent for the year ended April 30, 2006, and the related audited statements of income and cash flow of Parent for the year ended April 30, 2006, were prepared in accordance with GAAP applied on a consistent basis throughout the period indicated (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended.

Section 5.08 No Ownership Interest. Neither Parent nor Merger Sub nor any of their respective Affiliates owns, beneficially or of record, any shares of Company Stock, and neither Parent nor Merger Sub nor any of their respective Affiliates, individually or in the aggregate, within the last three years has directly or indirectly owned, beneficially or of record, 15% or more of the outstanding Company Stock.

Section 5.09 Company Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE COMPANY HAS NOT MADE, AND HEREBY EXPRESSLY DISCLAIMS, ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE OR OTHERWISE, REGARDING THE COMPANY, ITS SUBSIDIARIES OR ANY OTHER MATTER PERTAINING TO THE COMPANY OR ITS SUBSIDIARIES, INCLUDING THE EMPLOYEES AND ASSETS OF THE COMPANY AND ITS SUBSIDIARIES.

ARTICLE VI

COVENANTS OF THE COMPANY

Section 6.01 Conduct of the Company. From the date hereof until the earlier of (a) the Effective Time and (b) the date of termination of this Agreement in accordance with its terms, except as set forth in Schedule 6.01 of the Company Disclosure Schedule, the Company and its Subsidiaries shall conduct their business in the ordinary course, consistent with past practices, and shall use reasonable best efforts to (i) preserve intact their business organizations and relationships with third parties of the Company and its Subsidiaries, (ii) to keep available the services of the current officers, employees and consultants of the Company and its Subsidiaries, and (iii) to comply in all material respects with all Applicable Laws and the requirements of all Company Material Contracts. Without limiting the generality of the foregoing, except with the prior written consent of Parent, as contemplated by this Agreement, or as set forth in Schedule 6.01(a)-(s) of the Company Disclosure Schedule, from the date hereof until the earlier of (a) the Effective Time and (b) the date of termination of this Agreement in accordance with its terms, the Company shall not, and shall not permit any of its Subsidiaries to:

(a) amend its certificate of incorporation or bylaws, or amend any material term of (or relating to) any outstanding Company Security, except as permitted by this Agreement;

(b) declare, set aside or pay any dividend or other distribution with respect to any share of its capital stock (whether in cash, property or otherwise), other than dividends and other distributions paid by any Subsidiary of the Company to the Company or any wholly-owned Subsidiary of the Company;

(c) (i) except as required by the terms of Company Stock Awards outstanding on the date hereof or the terms of the Company Equity Incentive Plans on the date hereof, repurchase, redeem or otherwise acquire any shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries (whether pursuant to the Company’s stock repurchase program or otherwise), or (ii) adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its securities;

(d) issue, deliver, pledge, sell or otherwise transfer or encumber any shares of capital stock, or any securities convertible into or exercisable for shares of capital stock, or any rights, warrants or options to acquire any shares of capital stock, other than issuances of Company Stock pursuant to stock-based awards or options outstanding as of the date hereof under the Company Equity Incentive Plans in the ordinary course of business;

(e) acquire any material business, whether by way of merger, consolidation or acquisition of stock or assets, except (i) pursuant to existing Contracts or commitments that are disclosed on Schedule 6.01(e) of the Company Disclosure Schedule or (ii) in the ordinary course of business and in an amount not to exceed $1,000,000;

(f) sell, lease, license, pledge, subject to any Lien or otherwise dispose of any Subsidiary of the Company or any assets, securities or property of the Company or any of its Subsidiaries except (i) pursuant to existing Contracts or commitments that are disclosed on Schedule 6.01(f) of the Company Disclosure Schedule, (ii) sales of leases by the Company or its Subsidiaries in the ordinary course of business consistent with past practice, or (iii) otherwise in the ordinary course of business consistent with past practice and in an amount not to exceed $1,000,000 in the aggregate;

(g) incur or assume any indebtedness for borrowed money, guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities or guarantee any debt securities, other than any indebtedness incurred in the ordinary course of business consistent with past practices, indebtedness incurred under or as permitted pursuant to the credit facilities of the Company or any of its Subsidiaries existing (and as in effect) on the date hereof, or incurred between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries;

(h) except as required by the terms of this Agreement or the terms of any existing Employee Plan disclosed on Schedule 4.16(a) of the Company Disclosure Schedule, (i) grant any severance or termination pay to any current or former director or officer of the

Company or any of its Subsidiaries or any “Company Employee” (defined below in Section 7.02), (ii) establish, adopt, enter into or amend any employment, severance, incentive, bonus, deferred compensation or similar agreement or benefit plan, including any Employee Plan or collective bargaining agreement with or covering any current or former director or officer of the Company or any of its Subsidiaries or any Company Employee, (iii) hire any new employee with a base salary for such employee in excess of $200,000 or (iv) except as required by contractual terms in effect on the date hereof, increase or accelerate the payment or vesting of the compensation, bonus or other benefits payable to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, in each case, other than in the ordinary course of business, consistent with past practices;

(i) other than in the ordinary course of business or as required by changes in Applicable Law or GAAP, (i) make, revoke or amend any material Tax election, change any material method of Tax accounting or material Tax procedure or practice or settle or compromise any claim relating to material Taxes in amounts in excess of $100,000 individually or $300,000 in the aggregate over a three month period, or (ii) waive or extend the statute of limitations in respect of any Taxes;

(j) adopt any change, other than as required by GAAP or Regulation S-X under the 1934 Act, in its accounting methods, principles, policies, procedures or practices;

(k) enter into any joint venture, partnership or other similar arrangement;

(l) (i) settle (A) any pending or threatened litigation related to the transactions contemplated hereby or (B) any other pending or threatened litigation, except for settlements involving the payment of money by the Company (and not any equitable relief) which would not, individually or in the aggregate, exceed $1,000,000, or (ii) commence any litigation, other than (A) litigation against customers or suppliers of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice or (B) litigation against former employees of the Company to enforce the terms of any confidentiality, non-compete or similar agreement with such former employee;

(m) make any loan, advance or capital contribution to or investment in any Person, other than loans, advances or capital contributions to or investments in a wholly-owned Subsidiary of the Company and advances to employees for business expenses in the ordinary course;

(n) (i) abandon, disclaim, dedicate to the public, sell, assign or grant any security interest in, to or under any material Company Intellectual Property Rights or material Company IP Agreement, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and Taxes, to maintain and protect its interest in the material Company Intellectual Property Rights and material Company IP Agreements, (ii) grant to any third party any license with respect to any Company Intellectual Property Rights, except in the ordinary course of business consistent with past practice, (iii) develop, create or invent any Intellectual Property Rights jointly with any third party, except in the ordinary course of business consistent with past practice, (iv) disclose any confidential information or confidential Company Intellectual Property Rights to any Third

Party, except in the ordinary course of business consistent with past practice pursuant to a non-disclosure covenant protecting against further disclosure thereof, or (v) fail to notify Parent promptly of any material infringement, misappropriation or other violation of or conflict with any Company Intellectual Property Rights of which the Company or any of its Subsidiaries becomes aware and to consult with Parent regarding the actions (if any) to take to protect such Company Intellectual Property Rights;

(o) cancel any material debts owed to, or waive any material claims or rights held by, the Company or any of its Subsidiaries that involve Third Parties and have a value, individually or in the aggregate, in excess of $2,000,000 (other than debts, claims and rights between the Company and its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries);

(p) (i) enter into any Contracts other than in the ordinary course of business consistent with past practices, which exceed $1,000,000, exclusive of those contemplated by this Agreement, (ii) amend or modify any Company Material Contract required to be listed on Schedule 4.20(a) of the Company Disclosure Schedules, or waive, release, assign or transfer any of its material rights or claims thereunder or (iii) enter into any Contract of the type described in Section 4.20(a)(ii);

(q) except as required by Applicable Law, pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Company Balance Sheet or subsequently incurred in the ordinary course of business and consistent with past practice;

(r) fail to make any filings with the SEC required under the 1933 Act or the 1934 Act or the rules and regulations promulgated thereunder in the time permitted by such Acts, rules or regulations; or

(s) agree or commit to do, any of the foregoing.

Notwithstanding the foregoing, the Company shall be permitted to solicit proxies in opposition to the election of persons nominated by Steven G. Mihaylo or his Affiliates as directors of the Company and any proposal to the stockholders of the Company proposed by Steven G. Mihaylo or his Affiliates to be acted on, in each case, at the 2007 annual meeting or any special meeting of the stockholders of the Company; provided, however, that in no event shall the Company be permitted to take or propose to take any action enumerated in this Section 6.01 in connection with such solicitation in opposition unless such actions are reasonably related to such solicitation in opposition, such as retaining proxy solicitors and public relation firms.

Section 6.02 Stockholder Meeting; Proxy Material. The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable to allow the Company stockholders to vote on the adoption of this Agreement and the Merger. Subject to Section 6.03, the Special Committee and Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company’s stockholders and the Company Proxy Statement shall include such recommendation. Notwithstanding anything to the contrary contained herein, unless this Agreement is theretofore terminated in accordance with Section 10.01, the Company shall submit this Agreement to its stockholders for adoption at the Company Stockholder Meeting. In connection with such meeting, the Company shall (i) (A) promptly, in consultation with Parent, prepare and file the Company Proxy Statement with the SEC, (B) notify Parent promptly following the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Company Proxy Statement or for any additional information and shall consult with Parent regarding, and supply Parent with copies of, all correspondence between the Company or any of its representatives, on the one hand, and the SEC, on the other hand, with respect to the Company Proxy Statement, (C) as promptly as practicable after comments are received from the SEC in respect of the Company Proxy Statement, in consultation with Parent, prepare and file with the SEC any required amendments to the Company Proxy Statement and (D) use its reasonable best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all related proxy materials for such, (ii) use its reasonable best efforts to obtain the Company Stockholder Approval and (iii) otherwise comply with all legal requirements applicable to the Company Stockholder Meeting.

Section 6.03 No Solicitation; Other Offers.

(a) Subject to Section 6.03(b), from the date hereof until the earlier of (i) the Effective Time and (ii) the termination of this Agreement in accordance with its terms, neither the Company (whether acting through its Board of Directors, the Special Committee or otherwise) nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (w) solicit, initiate or take any action to facilitate or encourage any inquiries relating to (or which may reasonably be expected to lead to), or the submission of, any Acquisition Proposal, (x) enter into, continue or participate in any discussions or negotiations with, furnish any nonpublic information relating to the Company or any of its Subsidiaries to, or assist, facilitate, participate in or knowingly encourage any effort by, any Third Party that is seeking to make, has indicated an interest or intention in making, or has made or may reasonably be expected to make an Acquisition Proposal, (y) recommend a Superior Proposal or withdraw, qualify or modify the Company Board Recommendation in a manner adverse to Parent or Merger Sub (any of the foregoing in this clause (y), an “Adverse Recommendation Change”) or (z) enter into any (or amend or modify any existing) agreement in principle, letter of intent, term sheet, confidentiality agreement, acquisition agreement or other similar agreement or instrument (whether or not binding) relating to an Acquisition Proposal; provided, however, that the Company may extend the expiration of the confidentiality agreements currently in effect between the Company and each of Steven G. Mihaylo and Vector Capital Corporation. The Company shall immediately cease and cause to be terminated any existing solicitation, encouragement, discussion, negotiation or other action conducted by the Company, any Company Subsidiary or any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors with respect to any Acquisition Proposal. The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party and the Company also agrees to promptly request each person that has executed a confidentiality agreement within 12 months prior to the date hereof (other than Steven G. Mihaylo or Vector Capital Corporation) in connection with its consideration of acquiring (whether by merger, acquisition of stock or assets or otherwise) the Company or any of its Subsidiaries, if any, to return (or if permitted by the applicable confidentiality agreement, destroy) all confidential information heretofore furnished to such person by or on behalf of the Company or any of its Subsidiaries and, if requested by Parent, to enforce such person’s obligation to do so. The Company shall not take any action to make the provisions of Section 203 of Delaware Law inapplicable to any transaction other than the transactions contemplated by this Agreement.

(b) Notwithstanding anything in Section 6.03(a) (except as set forth in clause (i) below), but subject to Sections 6.03(c) and 6.03(e) below, from the date hereof and prior to the Company Stockholder Meeting, the Board of Directors of the Company may, directly or indirectly through advisors, agents or other intermediaries, (i) engage in negotiations or discussions with any Third Party that, subject to the Company’s compliance with Section 6.03(a), has made a bona fide Acquisition Proposal that the Board of Directors of the Company, acting in good faith (after considering the advice of the Company’s outside legal advisor and financial advisor) has determined to be, or reasonably likely to lead to, a Superior Proposal, (ii) furnish to such Third Party information relating to the Company or any of its Subsidiaries pursuant to an appropriate confidentiality agreement (which shall be (i) with respect to Vector Capital Corporation, on the terms as set forth in the confidentiality agreement currently in effect between the Company and Vector Capital Corporation or (ii) with respect to any other Third Party, on terms no less favorable to the Company than those contained in the Confidentiality Agreement (as defined below) and it being understood that such confidentiality agreement and any related agreements shall not include any provision calling for an exclusive right to negotiate with such Third Party or having the effect of prohibiting the Company from satisfying its obligations under this Agreement) and (iii) make an Adverse Recommendation Change but, in each case referred to in the foregoing clauses (i) through (iii), only if the Board of Directors of the Company determines in good faith by a majority vote (exclusive of any members of the Board of Directors of the Company that are not independent of the Third Parties making such Superior Proposal), after considering advice from outside legal counsel to the Company and the financial advisor to the Company, that such action is reasonably necessary to comply with its fiduciary duties under Applicable Law.

(c) The Company shall notify Parent as promptly as reasonably practicable following receipt by the Company (or any of its advisors) of any Acquisition Proposal (or any inquiry or contact with any Person with respect thereto), which notice shall include the identity of such Person and the material terms and conditions of any such Acquisition Proposal. The Company shall keep Parent informed on a reasonably current basis of the status of any Acquisition Proposal, including with respect to the material terms of any such proposal and whether such proposal has been withdrawn or rejected. The Board of Directors of the Company shall not take any of the actions referred to in clauses (i) or (ii) of Section 6.03(b) or clauses (i) or (ii) of Section 6.03(e) unless the Company shall have first delivered to Parent written notice advising Parent that it intends to take such action, which written notice shall state the material terms and conditions of the applicable Superior Proposal (including material amendments or proposed material amendments). The Company shall provide to Parent any material information regarding the Company (not theretofore provided or made available to Parent) that it provides to any Third Party pursuant to Section 6.03(b)(ii) or Steven E. Mihaylo, his affiliates or his potential sources of debt or equity financing pursuant to Section 6.03(e) as promptly as reasonably practicable after the Company provides such information to such Person. The Company shall provide Parent with 24 hours’ prior notice (or such shorter prior notice as is provided to the members of the Board of Directors of the Company) of any meeting of the Board of Directors of the Company at which it is reasonably expected that an Acquisition Proposal will be considered. The parties hereto agree that, in the event that the Board of Directors of the Company determines it is reasonably necessary to take the action referred to in clause (iii) of Section 6.03(b), the Board of Directors of the Company may take such action, but only (i) after providing written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and indicating that the Board of Directors of the Company intends to effect an Adverse Recommendation Change, and (ii) if Parent does not, within four Business Days after Parent’s receipt of the Notice of Superior Proposal, make an offer that the Board of Directors of the Company determines, in its good faith judgment (after considering the advice of its financial advisor) to be at least as favorable to the Company’s stockholders as such Superior Proposal.

(d) Notwithstanding the foregoing, the Board of Directors of the Company shall be permitted to take any action necessary to comply with Rule 14d-9 or Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal and to make any disclosure to the stockholders of the Company if, in the good faith judgment of the Board of Directors of the Company, after considering the advice of outside counsel, such disclosure is required to comply with its fiduciary obligations to the stockholders of the Company or the Company’s public disclosure obligations under Applicable Law, and provided that such disclosure states that no action will be taken by the Board of Directors of the Company in violation of this Agreement; provided, however, that the fact that a disclosure or other action may be deemed permissible by virtue of this sentence does not in and of itself mean that any such disclosure or other action constitutes an Adverse Recommendation Change unless such disclosure has the effect of withdrawing, qualifying or modifying the Company Board Recommendation in a manner adverse to Parent or Merger Sub or recommending an Acquisition Proposal.

(e) Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 6.03 by any officer, director, employee, investment bankers, attorneys, accountants, consultants, intermediaries, or other agents or advisors of the Company (whether on behalf of or at the direction of the Board of Directors of the Company or otherwise) or any of its Subsidiaries, shall be deemed to be a breach of this Section 6.03 by the Company or the Board of Directors of the Company, as the case may be. Notwithstanding anything in Section 6.03(b) or this Section 6.03(e) to the contrary, but subject to Section 6.03(c), in the event of a submission of an Acquisition Proposal by Steven G. Mihaylo or his Affiliates, from the date hereof and prior to the Company Stockholder Meeting, the Board of Directors of the Company may, directly or indirectly through advisors, agents or other intermediaries, (i) engage in negotiations or discussions with Mr. Mihaylo and his Affiliates concerning an Acquisition Proposal or (ii) furnish to Mr. Mihaylo, his Affiliates and his potential sources of debt and equity financing information relating to the Company or any of its Subsidiaries pursuant to an appropriate confidentiality agreement (which shall be either (i) on the terms as set forth in the confidentiality agreement currently in effect between the Company and Mr. Mihaylo, or (ii) on terms no less favorable to the Company than those contained in the Confidentiality Agreement (as defined below) and it being understand that such confidentiality agreement and any related agreements shall not include any “standstill” provision or provision calling for an exclusive right to negotiate with Mr. Mihaylo or his Affiliates or having the effect of prohibiting the Company from satisfying its obligations under this Agreement in accordance with its terms).

(f) For the purposes of this Section 6.03 and the definition of “Company Triggering Event” in Section 1.01, the Board of Directors of the Company shall be deemed to include any committee thereof (including the Special Committee) authorized to act on behalf of the Board of Directors of the Company with respect to the matters set forth in this Section 6.03.

Section 6.04 Access to Information, etc. From the date hereof and until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, neither Parent nor Merger Sub shall communicate with any customer of the Company or its Subsidiaries without the prior consent of the Company; provided, however, that nothing herein shall prohibit Parent or Merger Sub from communicating with its customers, including such customers that are also customers of the Company or its Subsidiaries. From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement, dated as of March 1, 2007, between the Company and Parent (the “Confidentiality Agreement”) and Section 8.06 of this Agreement, the Company shall (i) give Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours, and after reasonable advance notice, to the offices, properties, books and records of the Company and the Subsidiaries, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct the executive officers, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to cooperate with all reasonable requests of Parent in its investigation of the Company and its Subsidiaries; provided, however, that the foregoing obligation shall not apply to information which would reasonably be expected to jeopardize any legally recognized privilege otherwise relating to such information. Any investigation pursuant to this Section 6.04 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. The parties acknowledge and agree that any confidential or proprietary documents or information disclosed or provided pursuant to this Agreement shall be considered subject to and protected from improper or unauthorized use or disclosure by the terms of the Confidentiality Agreement.

Section 6.05 Nasdaq Global Market System and SEC Filings.

(a) The Company shall use reasonable best efforts to cause the continued trading and listing of the Company Stock on the Nasdaq Global Market System during the term of this Agreement; and

(b) The Company shall use reasonable best efforts to file with the SEC its quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2007 in a form compliant with, and within the time period required by, the applicable rules and regulations of the SEC.

Section 6.06 Stockholder Litigation. Each party shall give the other party prompt notice of any actual or potential stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and the Company shall provide Parent with the opportunity to participate in the defense of any such litigation. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such litigation without the prior consent of the Company.

ARTICLE VII

COVENANTS OF PARENT AND MERGER SUB

Section 7.01 Director and Officer Liability.

(a) Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(i) For six years after the Effective Time, the Surviving Corporation shall use its reasonable best efforts to maintain the Company’s current officers’ and directors’ liability insurance policy with respect to matters occurring prior to the Effective Time (provided that the Surviving Corporation may substitute for such current insurance policies replacement policies with financially sound and recognized insurance carriers so long as the scope of coverage, deductibles, and coverage amounts and exclusions are not materially less favorable to the officers and directors of the Company at the time of the Merger than those under the policies in effect on the date hereof); provided, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 7.01(a) more than an amount per year equal to 200% of the current annual premium paid by the Company for such insurance (which premiums the Company represents and warrants to be $496,300 in the aggregate per year, as of the date hereof). Without limiting the generality of the foregoing (and notwithstanding any other provision of this Agreement), prior to the Effective Time and with the prior consent of Parent, the Company shall be entitled to obtain prepaid (or “tail”) insurance policies providing for the coverage contemplated by this Section. If such prepaid (or “tail”) policies are obtained prior to the Effective Time, Parent and the Surviving Corporation shall not cancel, amend or otherwise change such policies or permit such policies to be canceled, amended or changed.

(ii) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary or appropriate, proper provision shall be made prior to such transaction so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 7.01.

(iii) The certificate of incorporation and bylaws of the Surviving Corporation shall include provisions for exculpation and indemnification of directors and officers equivalent in all material respects to those set forth in the Company’s certificate of incorporation and bylaws in effect as of the date hereof, which provisions shall not be amended for a period of six years after the Effective Time except as required by changes in Applicable Law or except to make changes permitted by Applicable Law that would enlarge the scope of the indemnified persons’ indemnification rights thereunder.

(b) Parent hereby unconditionally and irrevocably covenants and agrees to guarantee the obligations of the Surviving Corporation under this Section 7.01. The officers and directors of the Company are intended as express third party beneficiaries of this Section 7.01, and shall be entitled to seek enforcement of such provisions the foregoing guarantee of Parent as if an express party hereto.

Section 7.02 Employee Benefits.

(a) Parent shall, or shall cause its Subsidiaries (including the Surviving Corporation) to, provide each employee of the Company or any of its Subsidiaries (each, a “Company Employee” and together, the “Company Employees”) with base salary or wage rates, an annual cash bonus opportunity and employee benefits (other than benefits of the type described in clause (d) below) that are no less than those provided by Parent or its Subsidiaries to other similarly tenured and positioned employees of Parent and such Subsidiaries from time to time and, until the later of (i) December 31, 2007 and (ii) six months after the Closing Date, no less than what each Company Employee received in the past year (after giving effect to any increases in compensation in effect as of the Closing Date and made in compliance with Section 6.01).

(b) Each Company Employee will receive service credit for all periods of employment with the Company or any of its Subsidiaries or any predecessor thereof prior to the Effective Time for purposes of vesting, eligibility and benefit levels under any employee benefit plan of Parent or any of its Subsidiaries (including the Company) in which such employee participates after the Effective Time, to the extent that such service was recognized under any analogous plan of the Company or its Subsidiaries in effect immediately prior to the Effective Time; provided that no such service credit shall be given for purposes of benefit accruals under any defined benefit pension plan, any equity incentive plan or where such credit would result in a duplication of benefits.

(c) Until the later of (i) December 31, 2007 and (ii) six months after the Closing Date, Parent shall maintain in effect all employee benefit plans of the Company providing medical, dental, health, pharmaceutical, vision or other similar benefits for Company Employees. Thereafter, Company Employees shall be entitled to participate in the benefit plans offered by or on behalf of Parent, and in effect subsequent to December 31, 2007, providing medical, dental, health, pharmaceutical, vision or other similar benefits, which participation shall be on the same basis as other similarly tenured and positioned employees of Parent and its Subsidiaries from time to time except that any replacement plan which is a welfare benefit plan (as defined in Section 3(1) of ERISA) shall not impose any pre-existing condition exclusions or limitations, eligibility waiting periods or required physical examinations with respect to any Company Employee and their eligible dependents to the extent waived (or inapplicable) under the corresponding Employee Plan in which the applicable Company Employees participated immediately prior to the date of replacement and provided that any covered expenses incurred on or before the date of replacement but within the current plan year of the replacement plan by any Company Employee and their eligible dependents shall be taken into account by the replacement plan for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions applicable for such plan year under the replacement plan.

(d) Parent shall make available up to an aggregate of $150,000 in cash retention bonuses to be paid to individuals and in amounts and upon the terms and conditions as to be mutually agreed by Parent and the Company.

(e) No Company Employee shall have any third party beneficiary rights under this Section 7.02 nor shall any part of this Section 7.02 be construed to constitute an amendment of any Employee Benefit Plan or plan of Parent or any of its Subsidiaries.

Section 7.03 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.04 Voting of Shares. Parent shall vote all shares of Company Stock beneficially owned by it or any of its Subsidiaries, if any, in favor of adoption of this Agreement at the Company Stockholder Meeting.

ARTICLE VIII

COVENANTS OF PARENT, MERGER SUB AND THE COMPANY

Section 8.01 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, the Company, Parent and Merger Sub agree to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement, and (iii) cooperating in responding to inquiries from, and making presentations to, any Governmental Authorities in connection with the foregoing; provided that the parties hereto understand and agree that the reasonable best efforts of any party hereto shall not be deemed to require (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby or (ii) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its or the Surviving Corporation’s Subsidiaries or any of their respective Affiliates’ businesses, assets or properties.

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten Business Days after the date hereof, and each of Parent and the Company shall supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and otherwise take all other actions reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR

Act as soon as practicable. In addition, each party agrees to make promptly any filing that may be required with respect to the transactions contemplated by this Agreement under any applicable antitrust, competition or trade regulation law, and to promptly supply any additional information or documentary material that may be requested by any other Governmental Authority.

(c) In furtherance and not in limitation of the foregoing,

(i) Each of Parent and Merger Sub shall use their respective reasonable best efforts to arrange and consummate the Financing on substantially the terms and conditions set forth in the Commitment Letters, including using reasonable best efforts to (A) satisfy on a timely basis all terms, conditions, representations and warranties applicable to Parent or Merger Sub in the Commitment Letters, (B) enter into definitive agreements with respect to the Financing as promptly as practicable but in any event at the Effective Time on terms and conditions no less certain than those contained in the Commitment Letters and (C) obtain the funds under the Commitment Letters.

(ii) Parent shall keep the Company reasonably informed with respect to all material activity concerning the status of the Financing and shall give the Company prompt notice of any material adverse change or material delay with respect to the Financing. Without limiting the foregoing, Parent shall notify the Company promptly, and in any event within one Business Day, if at any time prior to the date of Closing (A) the Debt Commitment Letter or Equity Commitment Letter shall be breached in any material respect or expire or be terminated for any reason or (B) any financing source that is a party to the Commitment Letters notifies Parent or Merger Sub that such source no longer intends to provide financing to Parent or Merger Sub on the terms set forth therein. Without the prior written consent of the Company, neither Parent nor any of its Subsidiaries shall knowingly take any action or omit to take any action that reasonably would be expected to materially impair, delay or prevent Parent’s or Merger Sub’s ability to timely obtain the proceeds of the Financing or to enter into and timely consummate any alternate financing arrangement. Parent shall not, without the prior written consent of the Company, terminate, amend or alter, or agree to terminate, amend or alter, the Commitment Letters in a manner that reasonably would materially impair, delay or prevent the transactions contemplated by this Agreement.

(iii) The Company shall use its reasonable best efforts to provide Parent with such cooperation in connection with the arrangement of the Financing, including (A) reasonably participating in meetings, due diligence sessions and management presentation sessions and similar presentations with lenders, (B) providing and assisting with the preparation of financial statements (including pro forma financial statements) and other information (financial or otherwise) regarding the Company for the purpose of preparing offering memoranda, private placement memoranda and similar documents or complying with the Debt Disclosed Conditions relating to the Company, and (C) reasonably facilitating the pledge of collateral to secure the repayment of any indebtedness resulting from the Financing after the Effective Time.

Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee in connection with the Financing prior to the Effective Time.

(iv) If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letters, Parent shall use its reasonable best efforts to (A) arrange alternate financing (on terms and conditions no less favorable in any material respect than those contained in the Commitment Letters) and, if obtained, shall promptly provide the Company with a copy of the new financing commitments, (B) enter into definitive agreements with respect to any such alternate financing arrangements as promptly as practicable but in any event prior to the Effective Time and (C) obtain funds under such alternate financing arrangements to the extent necessary to consummate the transactions contemplated by this Agreement without undue delay.

Section 8.02 Certain Filings. The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Disclosure Documents, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 8.03 Public Announcements. Parent and the Company shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any automated quotation system or national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation, if practicable.

Section 8.04 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05 Notice of Certain Events. Each of the Company, on the one hand, and Parent or Merger Sub, on the other hand, shall promptly notify the other if it receives or becomes aware of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Articles IV or V, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement;

(d) any inaccuracy of any representation or warranty that could reasonably be expected to cause any of the conditions set forth in Section 9.02 or 9.03 not to be satisfied; and

(e) any failure of any party hereto to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 8.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

Section 8.06 Company Disclosure Schedule. A disclosure or statement in the Company Disclosure Schedule shall not be construed as indicating that such matter is material, has resulted in or could have resulted in a Company Material Adverse Effect or is necessarily required to be disclosed by the Company. No disclosure in the Company Disclosure Schedule relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

ARTICLE IX

CONDITIONS TO THE MERGER

Section 9.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

(a) the Company Stockholder Approval shall have been obtained in accordance with Delaware Law;

(b) no Applicable Law shall prohibit the consummation of the Merger;

(c) any waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act or under any applicable foreign antitrust or competition laws, rules or regulations shall have been terminated or shall have expired; and

(d) all actions by or in respect of, or filings with, any Governmental Authority required to permit the consummation of the Merger shall have been taken, made or obtained, except for any actions or filings the absence of which would not reasonably be expected to, individually or in the aggregate, prevent or materially delay or materially impair the ability of the parties to consummate the Merger.

Section 9.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following further conditions:

(a) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

(b) the representations and warranties of the Company contained in this Agreement (i) that are qualified by materiality or Company Material Adverse Effect, shall, in each case, be true and correct at and as of the Effective Time as if made at and as of such time (except to the extent expressly made at and as of another specific date, in which case at and as of such specific date), and (ii) that are not qualified by materiality or Company Material Adverse Effect shall be true and correct at and as of the Effective Time, as if made at and as of such time (except to the extent expressly made at and as of another specific date, in which case at and as of such specific date), unless the failure of such representations and warranties to be true and correct would not have a Company Material Adverse Effect;

(c) Parent shall have received a certificate signed by an executive officer of the Company attesting to the satisfaction of the conditions in subparagraphs (a) and (b) above;

(d) the Company shall have delivered to Parent certified copies of the resolutions duly adopted by the Special Committee and Board of Directors of the Company, as the case may be, authorizing the execution, delivery and performance of this Agreement and the consummation of the Merger;

(e) no Company Material Adverse Effect shall have occurred; and

(f) The Company and its Subsidiaries shall have, in the aggregate, no less than $179 million of Readily Available Cash.

Section 9.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following further conditions:

(a) each of Parent and Merger Sub shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

(b) the representations and warranties of each of Parent and Merger Sub contained in this Agreement (i) that are qualified by materiality or Parent Material Adverse Effect shall be true and correct at and as of the Effective Time, as if made at and as of such time (except to the extent expressly made at and as of another specific date, in which case at and as of such specific date), and (ii) that are not qualified by materiality or Parent Material Adverse Effect shall be true and correct, at and as of the Effective Time as if made at and as of such time (except to the extent expressly made at and as of another specific date, in which case at and as of such specific date), unless the failure of such representations and warranties to be true and correct would not have a Parent Material Adverse Effect; and

(c) the Company shall have received a certificate signed by an executive officer of each of Parent and of Merger Sub attesting to the satisfaction of the conditions in subparagraphs (a) and (b) above.

ARTICLE X

TERMINATION

Section 10.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before September 30, 2007 (the “End Date”); provided, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

(ii) consummation of the Merger would violate any nonappealable final order, decree or judgment (which the parties hereto shall have used their reasonable best efforts to resist, resolve or lift) of any Governmental Authority having competent jurisdiction; or

(iii) the Company Stockholder Approval shall not have been obtained at the Company Stockholder Meeting (including any adjournment or postponement thereof).

(c) by Parent, if a Company Triggering Event has occurred;

(d) by Parent upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 9.02(a) and Section 9.02(b) would not be satisfied (“Terminating Company Breach”); provided, however, that, if such Terminating Company Breach is curable by the Company, Parent may not terminate this Agreement under this Section 10.01(d) for so long as the Company continues to exercise its best efforts to cure such breach, unless such breach is not cured within 15 days after notice of such breach is provided by Parent to the Company;

(e) by the Company, to enter into a definitive agreement with respect to a Superior Proposal, provided, that the Company has complied in all material respects with all of its obligations under Section 6.03, the Company pays the Parent Termination Fee (as defined below) simultaneously with the termination of this Agreement and the Company immediately thereafter enters into a definitive agreement with respect to a Superior Proposal;

(f) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent and Merger Sub set forth in this Agreement, or if any representation or warranty of Parent and Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 9.03(a) and Section 9.03(b) would not be satisfied

(“Terminating Parent Breach”); provided, however, that, if such Terminating Parent Breach is curable by Parent and Merger Sub, the Company may not terminate this Agreement under this Section 10.01(f) for so long as Parent and Merger Sub continue to exercise their best efforts to cure such breach, unless such breach is not cured within 15 days after notice of such breach is provided by the Company to Parent; or

(g) by the Company, if the conditions set forth in Sections 9.01 and 9.02 (excluding clauses (c) and (d) of Section 9.02) have been satisfied on or prior to August 15, 2007 and Parent has failed to consummate the Merger no later than five Business Days after satisfaction of such conditions.

The party desiring to terminate the Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other party.

Section 10.02 Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto, other than pursuant to Section 11.04, to the extent applicable; provided that, if a court of competent jurisdiction, pursuant to a trial and non-appealable judgment, determines that such termination resulted from (i) the willful failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) the willful failure of either party to perform a covenant hereof or breach of a representation or warranty contained herein, such non-performing or breaching party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure; provided, however, that notwithstanding any other provision of this Agreement to the contrary, the Company’s sole and exclusive remedy for breach of this Agreement by Parent or Merger Sub shall be payment of the Company Termination Fee (as defined below) in accordance with the terms hereof.

(b) The provisions of this Section 10.02 and Article XI and the Confidentiality Agreement shall survive any termination hereof pursuant to Section 10.01.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Merger Sub, to:

Mitel Networks Corporation

350 Legget Drive

Kanata, Ontario

Canada K2K 2W7

Attention: Chief Financial Officer

Facsimile No.: 613-592-7807

with a copy to (which shall not constitute notice to Parent or Merger Sub):

Shearman & Sterling LLP

Commerce Court West

Suite 4405, P.O. Box 247

Toronto, Ontario M5L1E8

Canada

Attention: Christopher J. Cummings

Facsimile No.: 416-360-2958

and

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

Attention: Peter D. Lyons

Facsimile No.: 212-848-7179

if to the Company, to:

Inter-Tel (Delaware), Incorporated

1615 S. 52nd Street

Tempe, Arizona 85281

Attention: Chief Executive Officer

Facsimile No.: 480-449-8929

with a copy to (which shall not constitute notice to the Company):

Bingham McCutchen LLP

355 South Grand Avenue, Suite 4400

Los Angeles, CA 90071

Attention: David Robbins

Facsimile No.: (213) 680-6499

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02 Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 11.03 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the Company Stockholder Approval and without the further approval of the stockholders of the Company, no such amendment or waiver shall reduce the amount or change the kind of consideration to be paid or received pursuant to Section 2.02, Section 2.03 or Sections 2.05 through 2.08.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04 Fees and Expenses.

(a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) If a Parent Payment Event occurs, the Company shall pay Parent a fee of $20,000,000 less the amount of Parent Expenses, if any, reimbursed by the Company to Parent in connection with a Parent Reimbursement Event (the “Parent Termination Fee”) on the earlier of (i) simultaneously with the Company’s termination of this Agreement pursuant to Section 10.01(e), (ii) immediately prior to the execution of a definitive agreement with respect to an Alternative Transaction in the event that this Agreement is terminated under the circumstances described in the proviso in the definition of “Parent Payment Event”, or (iii) within one Business Day after the Parent Payment Event relating to the termination of this Agreement pursuant to Section 10.01(c). If a Parent Reimbursement Event occurs, the Company shall reimburse Parent and Merger Sub within five Business Days after the Parent Reimbursement Event for all Parent Expenses in an amount not to exceed $6,000,000. In no event shall the Company pay more than one Parent Termination Fee hereunder and in no event shall the Company be obligated to reimburse Parent for Parent Expenses resulting from more than one Parent Reimbursement Event.

(c) If a Company Payment Event occurs, Parent shall within one Business Day following such Company Payment Event pay the Company (by wire transfer of immediately available funds) a fee of $20,000,000 (the “Company Termination Fee”). In no event shall Parent pay more than one Company Termination Fee hereunder.

(d) The parties hereto acknowledge that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Parent Termination Fee or any Parent Expenses when due, the term “Parent Termination Fee” and “Parent Expenses”, as the case may be, shall be deemed to include the costs and expenses actually incurred or accrued by Parent (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 11.04, together with interest on such unpaid Parent Termination Fee and Parent Expenses, commencing on the date that the Parent Termination Fee or such Parent Expenses became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in The City of New York, as such bank’s Prime Rate plus 1.00%. In the event that Parent shall fail to pay the Company Termination Fee when due, the term “Company Termination Fee” shall be deemed to include the costs and expenses actually incurred or accrued by the Company (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 11.04, together with interest on such unpaid Company Termination Fee, commencing on the date that the Company Termination Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in The City of New York as such bank’s Prime Rate plus 1.00%. The parties further acknowledge and agree that in the event of the circumstances giving rise to the payment of the Parent Termination Fee or any Parent Expenses or the Company Termination Fee, damages from such circumstances will be difficult to quantify. Therefore the parties have agreed that the payment of such amounts represents a reasonable estimate of the amount of such damages in such contexts and that such payments shall be deemed to constitute liquidated damages and not in the nature of a penalty. The parties acknowledge and agree that the sole and exclusive remedy in the circumstances giving rise to the payment of the Parent Termination Fee, any Parent Expenses or the Company Termination Fee, as the case may be, shall be the payment of such agreed amounts, and no party shall have any other or further liability to any other party arising out of the circumstances triggering payment of such fees and reimbursement of expenses.

(e) Payment of one-half the Company Termination Fee, to the extent due and payable hereunder, is and shall be separately guaranteed pursuant to the Limited Guarantee entered into by Francisco Partners II, L.P. on the date hereof.

Section 11.05 Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and the third party beneficiaries identified in Section 7.01 and their respective successors and assigns. Except as provided in Section 7.01, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns. Nothing in this Agreement shall be interpreted to amend any benefit plan or to limit any rights that any parties may have under a benefit plan to amend or terminate that plan.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) on or after the Effective Time, to any Person (including lenders in connection with the Financing for collateral security purposes); provided that no such transfer or assignment shall relieve Parent or Merger Sub from any of its obligations hereunder.

Section 11.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the conflict of law provisions thereof, provided that the Merger shall be effected in accordance with the applicable provisions of Delaware Law.

Section 11.07 Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court or state court located in the City of New York in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided for notices in Section 11.01 shall be deemed effective service of process on such party.

Section 11.08 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder.

Section 11.09 Entire Agreement. This Agreement, the Confidentiality Agreement and any other written agreements executed and delivered by the parties hereto on the date hereof constitute the entire agreement between the parties with respect to their collective subject matter and supersede all prior agreements and understandings, both oral and written, between the parties with respect to such subject matter.

Section 11.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.11 Specific Performance. The parties hereto agree that irreparable damage would occur if any obligation of the Company under provision of this Agreement were not performed in accordance with the terms hereof and that, prior to the termination of this Agreement in accordance with Section 10.01 hereof, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Company or to enforce specifically the performance of the terms and provisions hereof by the Company in any federal or state court located in the City of New York in the State of New York, in addition to any other remedy to which they are entitled at law or in equity.

Section 11.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

INTER-TEL (DELAWARE), INCORPORATED:

By:	/s/ Norman Stout
	Name:	Norman Stout
	Title:	CEO

MITEL NETWORKS CORPORATION:

By:	/s/ Steve Spooner
	Name:	Steve Spooner
	Title:	Chief Financial Officer

ARSENAL ACQUISITION CORPORATION:

By:	/s/ Greg Hiscock
	Name:	Greg Hiscock
	Title:	Secretary & Treasurer

(Signature Page to Agreement and Plan of Merger)